Exhibit 10.32

SHARE PURCHASE AGREEMENT
by and among
MCAFEE EUROPEAN HOLDINGS LIMITED,
MCAFEE, INC.
for purposes of Article XI (and the provisions of Article XII relating to the foregoing) only,
SAFEBOOT HOLDING B.V.,
THE SHAREHOLDERS OF SAFEBOOT HOLDING B.V.
set forth on Exhibit A in their capacities as such,
PAUL GROOTAERS
for purposes of Section7.14, Section 7.15 and Article XI (and the provisions of
Article XII relating to the foregoing) only,
STICHTING ADMINISTRATIEKANTOOR SAFEBOOT
and
SUMMIT PARTNERS III S.A.R.L., as Sellers’ Representative
Dated as of October 8, 2007

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-ii-

Index of Exhibits
Exhibit A — List of Shareholders of the Company, Shareholdings and Distribution of the Adjusted Purchase Price
Exhibit B — Form of Escrow Agreement
Exhibit C-1 — List of Key Employees
Exhibit C-2 — Form of Key Employee Non-Competition and Non-Solicitation Agreement
Exhibit D — Disclosure Schedule

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Exhibit E — Form of Deed of Transfer
Exhibit F — Form of Assumption Agreement
Exhibit G — Form of Termination Agreement
Exhibit H — Form of Stichting Resolutions
Index of Schedules
Schedule 2.3 — Specified Third Party Expenses
Schedule 7.3(b) — List of Company Foreign Employees
Schedule 9.1(a)(iii) — Specified Matters

-iv-

SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2007 by and among McAfee European Holdings Limited, a company organized under the laws of the Republic of Malta, and an indirect wholly owned subsidiary of Parent (“Buyer”), McAfee, Inc., a Delaware corporation (for purposes of Article XI, and the provisions of Article XII relating thereto, only) (“Parent”), Safeboot Holding B.V., a private limited company with limited liability organized under the laws of The Netherlands having its registered office at Nieuwegein, The Netherlands (the “Company”), each of the individuals and entities listed on Exhibit A hereof, in their capacity as a holder of Company Capital Stock and/or Company Options and/or Depositary Receipts (each as defined herein) as identified as such on Exhibit A (each a "Seller” and collectively, the “Sellers”), Stichting Administratiekantoor Safeboot, a foundation organized under the laws of The Netherlands having its registered office at Breukelen, The Netherlands, registered with trade number 30199120 (the “Stichting”), Summit Partners III S.a.r.l. as the Sellers’ Representative (the “Sellers’ Representative”), and Mr. Paul Grootaers (for purposes of Section 7.14, Section 7.15 and Article XI, and the provisions of Article XII relating thereto, only) (each, a “Party” and collectively, the “Parties”).
RECITALS
     A. Each Seller owns all of the issued and outstanding shares of Company Capital Stock (the "Shares”), as well as that number of Company Options and/or Depositary Receipts as is set forth opposite such Seller’s name on Exhibit A.
     B. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Purchase”).
     C. In connection with the Share Purchase, and as an inducement for the Sellers to enter into this Agreement, Parent, which indirectly holds and controls 100% of the outstanding share capital of Buyer, has agreed to guarantee, as a primary obligor, any and all obligations of Buyer hereunder.
     D. As an integral part of the Share Purchase, the Stichting, being one of the Sellers pursuant to this Agreement, has agreed to sell to Buyer the Shares set forth opposite its name on Exhibit A and has agreed, in connection therewith and in fulfillment of its obligations under the Stichting Trust Documents (as defined herein), to deliver the proceeds of the sale of such Shares, less any amounts to be placed in escrow as contemplated hereunder, to the holders of the Depositary Receipts issued by the Stichting and representing such Shares.
     E. In connection with the Share Purchase, Parent has agreed to assume the Company Options and the Stichting has agreed to take all actions necessary or appropriate, including those specific actions set out herein, to cause the assumption of any vested and unvested Company Options outstanding as of the Closing Date in accordance with the terms and conditions set forth herein.

     E. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Buyer to enter into this Agreement, the current employees of the Company set forth on Exhibit C-1 are entering into and executing, as applicable, employment offer letters (and, in the case of Mr. Gerhard Watzinger, an employment agreement) and non-competition and non-solicitation agreements in the forms attached as Exhibit C-2 (collectively, the “Key Employee Agreements”) with Buyer, each of which shall become effective as of the closing.
     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
     “Action” means any action, claim, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.
     “Adjusted Purchase Price” means the Purchase Price minus Seventy-Six Million, Four-Hundred and Eighty-One Thousand, Two-Hundred and Thirty-Six ($76,481,236) minus, on a dollar-for-dollar basis, the amount of all Third Party Expenses pursuant to the definition thereof as set forth in the Third Party Expenses Statement delivered pursuant to Section 2.3 (converted into U.S. dollars by multiplying such amount by the Currency Conversion Rate).
     “Affiliate” means with respect to any Person, any other Person, whether or not existing on the date hereof, controlling, controlled by or under common control with such first Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate CBB Option Exercise Price” shall mean the aggregate dollar amount obtained by multiplying (i) the Currency Conversion Rate by (ii) the sum of the aggregate exercise prices in Euros of all in-the-money CBB Options outstanding as of the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date, plus the sum of the aggregate exercise prices in Euros of all vested CBB Options exercised between the date of this Agreement and the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date.
     “Aggregate Company Option Exercise Price” shall mean the aggregate dollar amount obtained by multiplying (i) the Currency Conversion Rate by (ii) the sum of the aggregate exercise prices in Euros of all in-the-money Company Options (other than the CBB Options) outstanding as of the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date.

     “Aggregate Participation Consideration” shall mean the aggregate amount of Adjusted Purchase Price remaining after subtracting the Aggregate Preference Amount from the Adjusted Purchase Price.
     “Aggregate Preference Amount” shall mean an aggregate amount of cash in U.S. dollars equal to the product obtained by multiplying the Per Share Preference (converted into U.S. dollars by multiplying such amount by the Currency Conversion Rate) by the Total Outstanding Company Preference Shares.
     “Ancillary Agreements” shall mean the Confidentiality Agreement, the Escrow Agreement, and the certificates and instruments delivered by the Company as contemplated by this Agreement.
     “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in San Francisco, California, Amsterdam, The Netherlands or London, United Kingdom are authorized or obligated by applicable Law or executive order to close.
     “CBB” shall mean Control Break Beheer B.V., a company organized under the laws of The Netherlands with its registered office at Breukelen, The Netherlands.
     “CBB Options” shall mean the 1,023,828 Company Options each of which, when exercised, will entitle the holder thereof to a Depository Receipt from the Stichting for which the Stichting has a right to acquire a CBB Share underlying such Depository Receipt.
     “CBB Shares” shall mean the 1,023,828 Company Ordinary Shares held by CBB which are transferable to the Stichting upon the exercise of the CBB Options, but only to the extent that such CBB Shares do not become Exercised Shares.
     “Civil Law Notary” shall mean civil law notary J.H.J Preller or another civil law notary of NautaDutilh, or any of their deputies.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Capital Stock” shall mean the Company Ordinary Shares, the Company Preference Shares and any other shares of capital stock of the Company.
     “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Company Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

     “Company Employee” shall mean any current or former Employee of the Company and its Subsidiaries or any ERISA Affiliate and “Company Employees” shall mean each Company Employee.
     “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are, or are purported to be, owned by or exclusively licensed to the Company.
     “Company Material Adverse Effect” shall mean any change, event, circumstance, effect or development that, individually or taken together with any other change, event, circumstance, effect or development (any such item, an “Effect”), is or is reasonably expected to be or become materially adverse to the financial condition, assets (including intangible assets), Liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is reasonably expected to occur: (A) any Effect directly attributable to the announcement or pendency of the transactions contemplated by this Agreement; (B) any Effect arising from or related to conditions generally affecting the industry in which such entity or its Subsidiaries operate or the global securities markets or the world economy; (C) any Effect resulting from or relating to the taking of any action required by, or consented to in writing by Buyer under, this Agreement; (D) any Effect arising from or relating to any change in IFRS or any change in applicable Laws or the interpretation thereof, in each case, applicable to such entity or its Subsidiaries; or (E) any Effect arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided, further that, (x) any such Effect described in the foregoing clauses (B) and (E) does not affect such entity or its Subsidiaries disproportionately, in any material respect, as compared to such entity’s competitors and (y) any unexpected Effect having a positive effect on the Company and/or any of its Subsidiaries shall be taken into account as a mitigating factor to the extent relevant in determining whether or not there has been or will be a Company Material Adverse Effect.
     “Company Option” shall mean any issued and outstanding option (including commitments to grant options, but excluding Company Preference Shares), whether or not vested, to purchase or otherwise acquire a Depository Receipt from the Stichting for which the Stichting is obligated under the Stichting Trust Documents to acquire a share of Company Capital Stock underlying such Depository Receipt, and shall, for the avoidance of doubt, include the CBB Options.
     “Company Option Plan” shall mean the Safeboot Option Plan 2006.
     “Company Ordinary Shares” shall mean ordinary shares, nominal value €0.01 per share, of the Company.
     “Company Preference Shares” shall mean the Series A preference shares, nominal value €0.10 per share, of the Company.
     “Company Products” shall mean all products and services developed (including products and services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries (and their predecessor Entities) since its inception, and all products and services which the Company or any of its Subsidiaries intends to manufacture, make commercially available, market, distribute, sell, import for resale, or license out within twelve (12) months after the date hereof.
     “Company Share Plans” shall mean the Safeboot Share Plan 2004 and the Company Option Plan.
     “Consolidated Group” shall mean an affiliated, consolidated, combined or unitary group for Tax purposes (including any arrangement for group or consortium relief or similar arrangement).
     “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other contract, agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.
     “Conversion Ratio” shall mean the quotient obtained by dividing (i) the Purchase Price Per Ordinary Share by (ii) the Parent Stock Price.
     “Credit Facility” shall mean that certain €60 million term and revolving credit facility with NIBC Bank N.V. with the Company as the borrower thereunder, and all Contracts and other documentation relating thereto.
     “Currency Conversion Rate” shall mean the exchange rate for the conversion of Euros into United States dollars as reported in The Wall Street Journal on the Option Exercise Cutoff Date.
     “Deed of Transfer” shall mean the notarial deed of transfer of the Shares in the form set forth as Exhibit E hereto.
     “Depository Receipt” shall mean a depository receipt (“een certificaat van een aandeel”) issued by the Stichting related to and corresponding with one (1) Company Ordinary Share.
     “Distribution Amount” means the Escrow Amount and any net earnings thereon less (i) any amounts paid to the Indemnified Parties pursuant to Article IX from the Escrow Amount and (ii) the Holdback Amount.
     “Dutch GAAP” shall mean generally accepted accounting principles as laid down in Book 2 of the Dutch Civil Code as consistently applied by the Company in 2004 and 2005 (excluding IFRS).
     “Employee” shall mean an employee, consultant, independent contractor or director.
     “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Company Employee.
     “Entity” shall mean any Person that is not a natural person.
     “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
     “Escrow Amount” shall mean an amount equal to Forty Three Million, Seven Hundred and Fifty Thousand Dollars ($43,750,000).
     “Escrow Distribution” shall mean, with respect to any Seller, the Distribution Amount multiplied by such Seller’s Pro Rata Portion.
     “Escrow Release Date” shall mean the date of the eighteen (18) month anniversary of the Closing Date.
     “Exercised Share” shall mean any Company Ordinary Share held by the Stichting as a result of the exercise, between the date of this Agreement and the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date, of a CBB Option.
     “Export Control Laws” shall mean any U.S. or applicable non-U.S. law governing imports, exports, economic sanctions or embargoes, or compliance with unsanctioned foreign boycotts.
     “Governing Documents” shall mean the articles of association, charter, organizational and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, the rights, preferences, and privileges of its shares, stock, quotas or other forms of equity interest, or its authority to issue any such shares, stock, quotas or other forms of equity interest, and shall include: (i) in respect of a corporation, its certificate or articles of incorporation or memorandum or articles of association and/or its bylaws; and (ii) in respect of a partnership, its certificate of partnership and its partnership agreement, in each case, as amended to the date hereof.
     “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “IFRS” shall mean International Financial Reporting Standards as adopted by the European Union, consistently applied by the Company.
     “Indebtedness” means with respect to any Person (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (d) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or should be, in accordance with IFRS or other generally accepted accounting principles as applicable to such Person, recorded as capital leases in respect of which such Person is liable as lessee, (f) any obligation of such Person in respect of bankers’ acceptances, (g) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (h) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), (f), (g) or (h) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (i) any refinancings of any of the foregoing obligations.
     “Intellectual Property Rights” shall mean any and all legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded, in or associated with any of the following: (a) United States and foreign patents and applications therefor, and including any patent or application that is a provisional application, reissue, re-examination, renewal, extension or continuation of a patent or patent application; (b) know-how, trade secret rights and all other rights in or to confidential business or technical information; (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) trademarks, service marks, logos, trade dress rights and similar designation of origin and rights therein, registrations and applications for registration therefor; (e) industrial design rights and any registrations and applications therefor; (f) URLs, WWW address, and domain names; (g) databases and data collections (including knowledge databases, customer lists and customer databases); and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
     “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.
     “IRS” shall mean the United States Internal Revenue Service.

     “Law” shall mean any law, statute, rule, regulation, ordinance, directive, decree, code, award, Order, or other pronouncement having the effect of law of any country or state, or of any Governmental Entity.
     “Liability” shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.
     “Liens” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
     “Made Available” shall mean that the Company has posted such materials, on or before the third (3rd) Business Day prior to the date of this Agreement, to the virtual data room managed by the Company at https://datasite.merrillcorp.com or has actually delivered such documents to Buyer or its Representatives.
     “Open Source Material” shall mean any open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code, or purports to restrict the licensee’s ability to charge for distribution of, or to use of such Software for commercial purposes, or that purports to impose any notice requirements with respect to the distribution or licensing of such Software or derivatives thereof.
     “Option Exercise Cutoff Date” shall mean the date that is three (3) Business Days prior to the Closing Date.
     “Order” shall mean any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.
     “Parent Common Stock” shall mean shares of common stock, par value $0.01 per share, of Parent.
     “Parent Stock Price” shall mean the weighted average closing sale price for a share of Parent Common Stock as quoted on the New York Stock Exchange for the ten (10) trading day period ending on the trading day prior to the Closing Date.
     “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or any managers’ insurance policies, pension funds, further education funds and provident funds maintained by the Company.
     “Permits” shall mean all licenses, certifications, accreditations, permits, franchises, or filings with any governmental or other self regulatory organization or regulatory authority, whether foreign, federal, state or local, or any other Person, necessary for the operation of the Company’s business as currently conducted.
     “Permitted Liens” shall mean (i) liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, or which are being contested in good faith and for which adequate reserves have been established, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) security given in the ordinary course of business consistent with past practice to any public utility, Governmental Entity or other statutory or public authority having jurisdiction over the Company or any of its Subsidiaries, and (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property.
     “Per Share Preference” shall mean an amount of cash equal to 8.00% per annum of Twenty-Eight Million, Eight-Hundred and Eight Thousand Euros (€28,808,000) from and including June 16, 2007 through the Closing Date, as set out in the Articles of Association of the Company as they exist as of the date hereof.
     “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     “Post-Closing Tax Period” shall mean a Tax period that commences after the Closing Date.
     “Pre- to Post-Closing Tax Period” shall mean a Tax period commencing prior to the Closing Date but ending thereafter.
     “Pro Rata Portion” shall mean, with respect to each Seller, an amount equal to the quotient obtained by dividing (x) the shares of Company Capital Stock held by such Seller as of the Closing Date, by (y) the total number of shares of Company Capital Stock outstanding as of the Closing Date.
     “Purchase Price Per CBB Share” shall mean the Aggregate CBB Option Exercise Price divided by the number of CBB Shares issued and outstanding as of the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date.
     “Purchase Price Per Exercised Share” shall mean an amount of cash in U.S. dollars equal to the Purchase Price Per Ordinary Share minus the result of (x) the aggregate exercise price of all CBB Options exercised between the date of this Agreement and the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date divided by (y) the number of Exercised Shares.
     “Purchase Price” shall mean Three-Hundred and Fifty Million Dollars ($350,000,000).

     “Purchase Price Per Ordinary Share” shall mean an amount of cash in U.S. dollars equal to the quotient obtained by dividing (x) the sum of (i) the Aggregate Participation Consideration plus (ii) the Aggregate Company Option Exercise Price by (y) the Total As-Converted Outstanding Shares.
     “Purchase Price Per Preference Share” shall mean an amount of cash equal to the sum of (i) the Per Share Preference (as converted to U.S. dollars by multiplying such amount by the Currency Conversion Rate) plus (ii) the Purchase Price Per Ordinary Share.
     “Representatives” shall mean with respect to any Person, its Affiliates and the stockholders, employees, officers, directors, investment bankers, attorneys, accountants, agents and authorized representatives of such Person or its Affiliates.
     “Seller Paid M&A Expenses” shall mean those expenses referenced in clauses (i)(A) and (ii)(A) of the definition of “Third Party Expenses” that have been fully paid prior to the Closing Date by the Sellers, it being understood and agreed that all Contracts contemplating such expenses that are obligations of the Company or any of its Subsidiaries shall (unless otherwise directed in writing by Buyer) be amended prior to the Closing Date such that all obligations thereunder are assumed by the Sellers (with no further obligation on the Company or any of its Subsidiaries).
     “Shareholders Agreement” shall mean the Shareholders Agreement dated as of October 31, 2005 by and among the Company, Summit Partners III S.a.r.l, CBB, Mr. Gerhard Watzinger, the Stichting and Mr. Paul Grootaers.
     “Stichting Trust Documents” shall mean the trust conditions (“administratievoorwaarden”) and the Articles of Association (“statuten”) of the Stichting, in each case, as amended on October 7, 2007.
     “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.
     “Tax,” “Taxation,” or, collectively, “Taxes” shall mean (i) any and all taxes, assessments and other charges, duties, impositions, installments and Liabilities imposed by or on behalf of any Governmental Entity, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added (“VAT”), goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being or ceasing to be a member of a Consolidated Group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any Liability for taxes of a predecessor or transferor.
     “Tax Authority” shall mean any Governmental Authority endowed with the authority to enforce obligations in connection with Tax.
     “Tax Return” shall mean returns, estimates, amendments, information statements, elections, forms, transfer pricing or other technical studies and reports, and any attachments, appendices or addenda thereto relating to any and all Taxes, and including any workpapers or other documents upon which any of the foregoing are based.
     “Technology” shall mean any or all of the following in any form or media: (i) works of authorship, including computer programs in any form, including but not limited to, source code and object code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) domain names, Web addresses and sites; and (vii) tools, methods and processes.
     “Territories” shall mean all of the countries in which the Company and its Subsidiaries sell products or provide services as of the Closing Date.
     “Third Party Expenses” shall mean (i) any fees, expenses and disbursements of legal, accounting and financial advisors incurred or agreed to be incurred by the Company or any of its Subsidiaries (or required by any officer, director or shareholder of such Person to be incurred by such Person) in connection with the negotiation and effectuation of (A) the terms and conditions of this Agreement and the transactions contemplated hereby (including without limitation the financial advisory fee set forth on Schedule 2.3 hereto that is payable by the Company), and (B) the proposed initial public offering of the Company, (ii) any other third party fees and expenses incurred or agreed to be incurred by the Company or any of its Subsidiaries (or required by any officer, director or shareholder of such Person to be incurred by such Person) in connection with the negotiation and effectuation of (A) the terms and conditions of this Agreement and the transactions contemplated hereby and (B) the proposed initial public offering of the Company, including in each case any consulting fees and expenses, (iii) in the case of the Company, any stay-bonus, success bonus, transaction completion bonus or other similar payment made or required to made to the employees of the Company or any of its Subsidiaries on or after the Closing as a result of the transactions contemplated hereby, which payment is made pursuant to an agreement entered into by the Company or any of its Subsidiaries prior to the Closing unless agreed to after the date hereof in writing by Buyer, and (iv) any penalties or fees resulting from the prepayment or repayment of the Credit Facility; provided that, for the sake of clarity, all Third Party Expenses referenced in clauses (i) through (iv) (other than Seller Paid M&A Expenses), whether paid prior to or after the date hereof, or unpaid or accrued as of the Closing Date shall constitute Third Party Expenses for purposes of this Agreement, except that Seller Paid M&A Expenses will still be required to be disclosed on the Third Party Expenses Statement.

     “Total As-Converted Outstanding Shares” shall mean the aggregate number of Company Ordinary Shares issued and outstanding immediately prior to Closing plus the aggregate number of Company Ordinary Shares issuable upon (i) the conversion of all Company Preference Shares and (ii) the exercise of all in-the-money Company Options (whether vested or unvested) issued and outstanding as of the close of business in Amsterdam, The Netherlands on the Option Exercise Cutoff Date.
     “Total Outstanding Company Preference Shares” shall mean the aggregate number of Company Preference Shares issued and outstanding immediately prior to the Closing.
     “2005 Share Purchase Agreement” shall mean the share purchase and contribution agreement dated as of October 31, 2005 by and among the Company, Summit Partners III S.a.r.l, Control Break Europe B.V., and the Persons listed on the Schedule of Sellers thereto.
     1.2 Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the Section of this Agreement set forth opposite each such respective term below:

Term	Section
Agreement	Introduction
Alternative Arrangements	9.3	(a)
Annual Financial Statements	3.5	(a)
Basket Amount	9.3	(a)
Books and Records	3.20
Buyer	Introduction
Buyer Obligations	11.1
CBB Obligations	11.4
Closing	2.5	(a)
Closing Cash Payment	2.2	(a)
Closing Date	2.5	(a)
Company	Introduction
Company Balance Sheet	3.5	(a)
Company Balance Sheet Date	3.5	(a)
Company Foreign Employee	7.3	(b)
Competing Transaction	6.3	(a)
Confidentiality Agreement	7.13	(a)
Confidential Information	7.13	(c)
Continuing Employees	7.9
Converted Options	2.4	(a)
Deferred Share Agreement	2.4	(e)
Deferred Shares	2.4	(e)

Term	Section
Delaware Court	11.7
Director Resignation Letter	7.3	(a)
Disclosure Schedule	Article III
Effective Time	2.4	(a)
Escrow Agent	2.5(b)(ii)(2)
Escrow Agreement	2.5(b)(ii)(2)
Escrow Fund	2.5(b)(ii)(2)
Excess Third Party Expenses	2.3
Financial Statements	3.5	(a)
Generally Available Commercial Code	3.12	(b)
Grootaers Guarantee	11.4
Holdback Amount	9.4	(c)
Identified Sellers	7.14	(a)
In-bound IP Agreements	3.12	(b)
Indemnified Party or Indemnified Parties	9.2	(a)
Leased Real Property	3.10
Leases	3.10
Loss or Losses	9.2
Material Contracts	3.13
OEM Partners	3.21	(a)
Out-bound IP Agreements	3.12	(b)
Owned Depository Receipts	4.4
Owned Options	4.4
Parent Guarantee	11.1
Party or Parties	Introduction
Payment Notice	9.4	(b)
Permitted Transfer	6.4
Pre-Closing Tax Period	3.9	(c)
Released Claims	7.12
Released Parties	7.12
Releasor Parties	7.12
Remaining Escrow Amount	9.4	(c)
Resolved Claim	9.4	(c)
Seller Approval	4.3	(a)
Seller or Sellers	Introduction
Sellers’ Representative	Introduction
Sellers’ Representative Expenses	9.6	(c)
Share Purchase	Recitals

Term	Section
Shares	Recitals
Specified Representations	9.3	(a)
Tax Ruling	2.4	(d)
Tax Rep Cutoff Date	9.1	(a)
Third Party Claim Notice	9.4	(d)
Third Party Expenses Statement	2.3
Top Distributors	3.21	(a)
Transfer	6.4
Transfer Taxes	7.10
Unaudited Financial Statements	3.5	(a)
Withholding Certificate	2.6
     1.3 Interpretations.
          (a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.
          (b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.
          (c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (d) The word “knowledge” when used herein (i) with respect to the Company or its Subsidiaries shall be deemed in each case to mean the actual knowledge of any director of the Company or its Subsidiaries and the following officers of the Company: Mr. Gerhard Watzinger, Mr. Piet Weijers, Mr. Simon Hunt, Mr. Marco Versteijne and Mr. Paul Parke; and (ii) with respect to any Seller shall mean (A) in the case of Summit Partners III S.a.r.l, the actual knowledge of Mr. Scott Collins and Mr. Sotiris Lyritzis, (B) in the case of CBB, the actual knowledge of Mr. Paul Grootaers, and (C) in the case of Mr. Gerhard Watzinger, his actual knowledge.
          (e) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries. All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
          (g) Any dollar or Euro thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

          (h) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars; and all references to “Euros” or “€”shall refer to the common currency of the European Union.
          (i) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.
          (j) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
ARTICLE II
SHARE PURCHASE
     2.1 The Share Purchase.  At the Closing and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase for the consideration specified herein from each Seller and each Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, encumbrances or other defects of title, all of the issued and outstanding Shares held by such Seller as set forth opposite such Seller’s name on Exhibit A hereto, as updated pursuant to the next sentence. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a revised Exhibit A, updated to reflect all issued and outstanding Shares held by the Sellers, which shall constitute all of the issued and outstanding Shares as of the Closing Date, the name in which such Shares are held by such Sellers, and such other information with respect thereto that is currently set forth on such Exhibit A, as well as to reflect any adjustments to the Adjusted Purchase Price required pursuant to Section 2.3 hereto for Third Party Expenses; such revised Exhibit A shall be certified as to its accuracy as of the Closing Date by the Company’s Chief Executive Officer or Chief Financial Officer.
     2.2 The Purchase Price; Escrow Amounts.  Upon the terms and conditions set forth in this Agreement, at Closing Buyer shall pay the Adjusted Purchase Price to the Sellers or deposit such portions of the Adjusted Purchase Price in escrow as follows; provided, that, it is understood and agreed that the formulas contained in this Agreement and the amounts to be paid to each Seller as described in this Section 2.2 and as set forth in Exhibit A have been reviewed and consented to by each Seller and that Buyer shall have no liability for any errors and omissions in such formulas or Exhibit A to any Seller, or for any payment of the Adjusted Purchase Price to any Seller after delivery of the Closing Cash Payment to the Civil Law Notary:
          (a) Buyer shall pay to each Seller an aggregate amount in cash in U.S. dollars equal to (i) the sum of (A) the number of Company Ordinary Shares (other than the CBB Shares or Exercised Shares) owned by such Seller as reflected in Exhibit A as properly updated in accordance with this Agreement multiplied by the Purchase Price Per Ordinary Share, plus (B) the number of Company Preference Shares owned by such Seller as reflected in Exhibit A as properly updated in accordance with this Agreement multiplied by the Purchase Price Per Preference Share, plus (C) the number of Exercised Shares owned by such Seller as reflected in Exhibit A as properly updated in accordance with this Agreement, multiplied by the Purchase Price Per Exercised Share, plus (D) the number of CBB Shares owned by such Seller as reflected in Exhibit A as properly updated in accordance with this Agreement multiplied by the Purchase Price Per CBB Share, minus (ii) such Seller’s Pro Rata Portion multiplied by the Escrow Amount (with amounts greater than or equal to $0.005 rounded up). Such cash amount in the aggregate shall be referred to herein as the “Closing Cash Payment”.
          (b) Buyer will deposit the Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement in immediately available U.S. dollar funds by wire transfer.
          (c) For the sake of clarity, Buyer will transfer the Closing Cash Payment to the bank account in the name of Kwaliteitsrekening Notarissen Rotterdam NautaDutilh N.V. with ABN AMRO Bank N.V. (404425909), IBAN: NL62ABNA0404425909, BIC: ABNANL2A, with reference to file number 80047190. The Sellers hereby acknowledge that The Civil Law Notary is hereby instructed by the Sellers immediately after the Deed of Transfer shall have been executed to release the Closing Cash Payment and any distributions from the Escrow Amount in accordance with the wire transfer instructions on Schedule 2.2(d) to this Agreement (which Schedule shall be delivered to Buyer no later than three (3) Business Days prior to the Closing Date).
     2.3 Purchase Price Adjustment with respect to Third-Party Expenses.  Not less than seven (7) days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Third Party Expenses Statement”) setting forth all paid Third Party Expenses (including those that will be paid prior to the Closing Date) and the Company’s good faith best estimate of the amount of all Third-Party Expenses that will be unpaid or accrued as of the Closing Date. The Third-Party Expenses Statement shall be certified as having been so prepared by the Chief Financial Officer of the Company and certifying that there are no other Third Party Expenses that have been paid or are payable, accrued or owed by the Company or any of its Subsidiaries. The Third Party Expenses Statement shall include detail reasonably sufficient for Buyer to verify the amounts contained therein and the computation thereof (where relevant), and be accompanied by any Contracts documenting the requirement to pay such Third Party Expenses and invoices and receipts relating thereto evidencing the payment or outstanding nature or basis upon which they have been accrued of such Third Party Expenses. If Buyer disagrees with any amounts contained, or that amounts should be included, in such Third Party Expenses Statement, each of the Sellers, the Company and Buyer shall work together and discuss in good faith such differences (and the Company shall provide immediate and full access to its personnel, books, records and other information in connection therewith) in order to resolve same prior to Closing. If the Parties are able to agree, the agreed and amended Third Party Expenses Statement shall constitute the Third Party Expenses Statement for purposes of the definition of Adjusted Purchase Price hereunder; and, if not, the Third Party Expenses Statement initially delivered by Buyer will constitute the Third Party Expenses Statement for such purposes and Buyer shall have recourse for any Excess Third Party Expenses pursuant to Article IX hereof. Any Company Third Party Expenses that are not set forth on the Third Party Expenses Statement initially delivered by the Company but should have been (such expenses being “Excess Third Party Expenses”) shall be paid out of the Escrow Amount in accordance with Article IX.
     2.4 Treatment of Company Options.
          (a) Assumption of Company Options. Each Company Option outstanding immediately prior to the Closing, regardless of the exercise prices thereof and whether vested or unvested, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions (including as to vesting) set forth in the agreement and Company Option Plan governing such Company Option immediately prior to the effective time of the Closing (the “Effective Time”), except as set forth in Section 2.4(b) hereof, except that (i) for each holder of Company Options, the aggregate number of Company Options held by such holder will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Depositary Receipts that were issuable upon exercise of such Company Options immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded up to the nearest whole share of Parent Common Stock (the “Converted Options”), and such holder shall then hold the number of Converted Options to purchase shares of Parent Common Stock, (ii) the per share exercise price for the Converted Options to purchase shares of Parent Common Stock issuable upon exercise of such Converted Option will be equal to the quotient obtained by dividing the exercise price per share of such Company Option immediately prior to the Effective Time (converted to U.S. dollars by multiplying such price by the Currency Conversion Rate) by the Conversion Ratio, rounded up to the nearest whole cent.
          (b) Authorization; Necessary Actions. Prior to the Closing Date, the Company the Stichting, CBB and Mr. Gerhard Watzinger shall (and each Seller shall cause the Company and the Stichting to) take all actions reasonably necessary or advisable to allow Parent to effect the transactions contemplated by Section 2.4(a) under the terms of the Company Option Plan, all option agreements relating to the Company Option Plan, the Stichting Trust Documents, and any other plan, agreement or arrangement of the Company or any Subsidiary of the Company, including the amendment of any of the foregoing or the giving of any notice required under any such plan or agreement relating to the Company Options. The Stichting undertakes not to amend the terms and conditions of the Company Share Plans without the prior written consent of Parent and, without limiting the generality of the foregoing, the Stichting shall pass all appropriate resolutions to allow the assumption of the Company Options as contemplated by Section 2.4(a) above. In connection with the foregoing, at the Effective Time, (i) the Stichting and Parent shall enter into an agreement providing that Parent assumes all obligations of the Stichting under the Company Option Plan substantially in the form attached hereto as Exhibit F, (ii) the Stichting and CBB shall enter into a termination agreement substantially in the form attached hereto as Exhibit G, (iii) the Stichting shall pass resolutions approving the automatic conversion of the Company Options to Converted Options in the form attached hereto as Exhibit H, and (iv) Parent shall take all such actions as are reasonably necessary for the assumption and conversion of the Company Options pursuant to Section 2.4(a), including (A) the reservation for issuance and authorization for listing on The New York Stock Exchange of the shares of Parent Common Stock subject to the Converted Options, and (B) the inclusion for registration of such shares of Parent Common Stock on Form S-8 within ten (10) days of Parent again becoming current in its public reporting requirements under the Securities Exchange Act of 1934, as amended.
          (c) Option Exercise Cutoff Date; Actions Necessary. The Company and the Stichting shall permit the holders of Company Options, to the extent vested at such time, to exercise such Company Options in accordance with the terms and conditions of the applicable Company Share Plans (as may be amended) following the date of this Agreement, but not on or following the Option Exercise Cutoff Date. The Company and the Stichting shall, and shall cause their respective Affiliates to, execute and deliver all notices and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate under the applicable Company Share Plan(s) relating to the outstanding Company Options to provide the holders of Company Options with notice of the Option Exercise Cutoff Date and the provisions of this Section 2.4(c), and to otherwise effect this Section 2.4(c).
          (d) Tax Ruling. Parent shall, in its sole discretion, be entitled to approach the Dutch tax authorities competent to tax the Company or the holders of the Company Options to seek an APA/ATR agreement (the “Tax Ruling”) to obtain certainty on the Dutch tax aspects relating to the assumption of the Company Options by Parent. The Sellers and the Company agree to render Parent or its Representatives such assistance as may be reasonably required in order to obtain the Tax Ruling, including granting powers of attorney, as and when required or requested by the Dutch tax authorities, to prepare, file and submit the Tax Ruling request and enter into the Tax Ruling.
          (e) Deferred Shares. Pursuant to the Deferred Shares Agreement entered into between the Company and Mr. Gerhard Watzinger effective as of October 21, 2005 (the “Deferred Shares Agreement”), the Company shall, immediately prior to the Effective Time, deliver to Mr. Gerhard Watzinger Six-Hundred and Seven Thousand, One-Hundred and Sixteen (607,116) Company Ordinary Shares, subject to the satisfaction of applicable withholding requirements (the “Deferred Shares”), which Deferred Shares are included in Exhibit A hereto and sold to Buyer pursuant to this Agreement. Prior to the Closing Date, the Company and Mr. Gerhard Watzinger will take all actions reasonably necessary or advisable to effect (i) the intent of this Section 2.4(e) and (ii) the termination of the Deferred Share Agreement effective as of the Effective Time.
     2.5 Closing; Procedures for Payment of Purchase Price.
          (a) Closing. Unless this Agreement is earlier terminated pursuant to Article X hereof, the closing of the Share Purchase (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the Parties hereto, and no less than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of NautaDutilh N.V., Rotterdam, The Netherlands, unless another time and/or place is mutually agreed upon in writing by Buyer and the Company; provided, however, that the Closing shall not occur on a date that is during the last ten (10) Business Days prior to the last Business Day of a fiscal quarter of Buyer. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the Sellers shall transfer the Shares to Buyer through the execution of the Deed of Transfer before the Civil Law Notary. The Company shall acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer and immediately thereafter enter such transfer in its register of shareholders.
          (b) Closing Payments. On the Closing Date:
               (i) Buyer shall make the Closing Cash Payment in same day funds payable pursuant to Section 2.2(a) hereof in order to exchange same for all outstanding shares of Company Capital Stock; and
               (ii) Buyer shall deposit the Escrow Amount with JPMorgan Chase Bank, N.A. (its successor in interest or other institution selected by Buyer) as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), which Buyer and the Sellers’ Representative shall execute and deliver on the Closing Date. Buyer shall be deemed to have contributed to the Escrow Agent, with respect to each Seller, each such Seller’s Pro Rata Portion of the Escrow Amount (with amounts greater than or equal to $0.005 rounded up).
          (c) Payment Procedures. At the Closing, the Civil Law Notary will, immediately after the execution of the Deed of Transfer by the respective Parties, and in accordance with the notary instruction letter, release the Closing Date Payment, in exchange for the Shares, which the shares of Company Capital Stock formerly represented, calculated based upon such holder’s Pro Rata Portion of the Closing Date Payment.
          (d) Post-Closing Payments. The Escrow Agent shall distribute the Escrow Amount to the Sellers in accordance with each such Seller’s Pro Rata Portion of the Escrow Amount and/or to the Indemnified Parties in accordance with the terms and conditions of Article IX of this Agreement and the Escrow Agreement.
     2.6 Withholding Rights.  Buyer and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable to the Sellers pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Laws, and to request and receive prior to the Closing Date and at least sixty (60) days prior to any payment made after the Closing Date any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information, provided, however, that in the event any Seller provides to Buyer a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of Taxes from the Adjusted Purchase Price payable to such Seller (a “Withholding Certificate”), then the withholding of any amounts from the consideration otherwise payable pursuant to this Agreement to such Seller shall be made only in accordance with the provisions of such approval or ruling. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

     2.7 Indebtedness.  At the request of Buyer, the Company shall assist Buyer in making appropriate arrangements (including the preparation of all documentation and the provision of all endorsements required or reasonably necessary therefor, and arranging for the release of all Liens, financing statements or other security interests relating thereto) for Buyer (directly or through the Company or any of its Subsidiaries or Affiliates) to prepay or repay, as the case may be, on or after the Closing Date, for the benefit of and on behalf of the Company or any of its Subsidiaries, all or a portion of the Indebtedness of the Company and its Subsidiaries existing as of the Effective Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANYAND THE SELLERS
WITH RESPECT TO THE COMPANY
     The Company (to the extent permitted by any applicable financial assistance Laws) and each of the Sellers, severally and not jointly, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Buyer and incorporated as Exhibit D hereto (the “Disclosure Schedule”) and dated as of the date hereof, as set forth below. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and relates to the representations and warranties contained in such corresponding section, as well as the representations and warranties in other sections of this Agreement to the extent that such disclosure is sufficiently detailed to allow a reasonable person to identify the other sections of this Agreement to which such exceptions are applicable:
     3.1 Organization of the Company.  The Company is a private company with limited liability duly organized and validly existing under the laws of The Netherlands and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and all Permits and authorizations necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Governing Documents which have been Made Available to Buyer’s counsel incorporate all amendments made thereto at any time prior to the date of this Agreement and are correct and complete, and, as of the date hereof, the Board of Directors of the Company has not approved or proposed any amendment to any of the Company’s Governing Documents. Section 3.1 of the Disclosure Schedule lists, as of the date hereof, all of the current managing board directors (“statutaire directie”) of the Company and lists every jurisdiction in which the Company has Employees or facilities.
     3.2 Company Capital Structure
          (a) The authorized capital stock of the Company consists of (i) 36,120,000 Company Ordinary Shares, of which 13,443,252 shares are issued and outstanding as of the date hereof, and (ii) 73,080,000 Company Preference Shares, of which 16,912,464 shares are issued and outstanding as of the date hereof, and in each case are held legally and beneficially by the Sellers as set forth in Section 3.2(a) or Section 3.2(b) of the Disclosure Schedule (free and clear of all Liens). Except as set forth in the immediately preceding sentence and except as set forth in Section 3.2(a) of the Disclosure Schedule, the Company does not have as of the date hereof authorized or outstanding any shares of Company Capital Stock or securities, options, warrants, calls or rights convertible, exercisable or exchangeable for, or containing any profit participation features, nor rights (whether Contract rights or otherwise) or options to subscribe for or to purchase or otherwise acquire, shares of Company Capital Stock or any share or securities convertible into or exchangeable for shares of Company Capital Stock or any share appreciation rights, with the exception of the Company Share Plans. The Company is not subject to any obligation or commitment (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Company Capital Stock or any warrants, options or other rights to acquire shares of Company Capital Stock, or to cause to be issued, delivered, sold, repurchased or redeemed any shares of Company Capital Stock, other than as expressly set forth in Section 3.2(a) of the Disclosure Schedule. The Company is under no obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Company Capital Stock are validly issued, fully paid and non-assessable, and are not subject to any preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar, rights with respect to the Company. As a result of the Share Purchase and except for any unexercised Company Options, Buyer will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock.
          (b) Section 3.2(b) of the Disclosure Schedule accurately sets forth, as of the date hereof, the following information with respect to all Company Options and Depository Receipts: the holder of such Company Option or other right, the type and number of Depository Receipts issuable upon the exercise of such Company Option or right, the exercise price of such Company Option or right, the extent such Company Options or rights are vested as of the date hereof, the vesting schedule for such Company Options or rights and whether such Company Options or rights are subject to accelerated vesting as a result of the consummation of the Share Purchase. The Company Options or rights set forth in Section 3.2(b) of the Disclosure Schedule are the only Company Options or rights outstanding as of the date hereof.
          (c) The holders of Company Preference Shares have not as of the date of this Agreement, and shall not have as of the Closing, converted any such Company Preference Shares into Company Ordinary Shares in accordance with Article 31 of the Articles of Association of the Company.
     3.3 Subsidiaries.  Section 3.3 of the Disclosure Schedule lists each Subsidiary of the Company, the jurisdiction of its incorporation or formation and the Persons with beneficial and legal ownership of the outstanding shares in the capital of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation, possesses all requisite corporate power and authority and all material Permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted. All of the outstanding shares in the capital of each Subsidiary are validly issued, fully paid up and non-assessable, and not subject to any preemptive rights. The Company or another Subsidiary is the beneficial owner and owner of record of all of the capital stock of each Subsidiary, free and clear of any Liens and not subject to any option or right to purchase any such shares. The copies of the each Subsidiary’s Governing Documents which have been Made Available to Buyer’s counsel and incorporate all amendments made thereto at any time prior to the date of this Agreement and are correct and complete, and, as of the date hereof, the Board of Directors of the Company and each of its Subsidiaries has not approved or proposed any amendment to any such Subsidiary Governing Documents. Except as set forth in this Section 3.3 and except as set forth in Section 3.3 of the Disclosure Schedule, none of the Company’s Subsidiaries has authorized or outstanding any shares of capital stock of such Subsidiary or securities, options, warrants, calls or rights convertible, exercisable or exchangeable for, or containing any profit participation features, nor rights (whether Contract rights or otherwise), or options to subscribe for or to purchase or otherwise acquire, shares of capital stock of such Subsidiary or any share or securities convertible into or exchangeable for shares of capital stock of such Subsidiary or any share appreciation rights. None of the Company’s Subsidiaries are under any obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. None of the Company’s Subsidiaries are subject to any obligation or commitment (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of such Subsidiary or any warrants, options or other rights to acquire shares of capital stock of such Subsidiary or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of such Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar, rights with respect to the any of the Company’s Subsidiaries.
     3.4 Authority and Enforceability; No Conflicts.  The Company has all requisite power and authority to enter into the Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company has duly authorized the execution of this Agreement by all necessary action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Company or any Seller does not and will not (a) conflict with, or result in any violation or breach of, any provision of the Company Governing Documents or any Subsidiary’s Governing Documents, (b) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of Liens on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, or (c) conflict with or violate, in any material respect, any permit, concession, franchise, license, judgment, injunction, Order, writ, decree, Law applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets.

3.5 Financial Statements; Internal Controls.
          (a) The Company has Made Available to Buyer true, accurate and complete copies of the Company’s (i) audited, combined and consolidated balance sheets as of December 31, 2004, 2005 and 2006 and the related audited statements of income, cash flows and shareholders’ equity for the fiscal years ended December 31, 2004, 2005 and 2006 (including the related notes and independent auditors reports thereon) (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet as of June 30, 2007 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the six months ended June 30, 2007 (the “Unaudited Financial Statements”; and, together with the Annual Financial Statements, the “Financial Statements”; the balance sheet included in the Unaudited Financial Statements referred to herein as the “Company Balance Sheet”, and the date of such balance sheet, the “Company Balance Sheet Date”). Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the books and records of the Company (which, in turn, are accurate and complete), fairly presents the financial condition and operating results of the Company and its Subsidiaries and has been prepared in accordance with Dutch GAAP consistently applied throughout the periods covered thereby (or, with respect to the Annual Financial Statements for 2007 and the Unaudited Financial Statements, IFRS consistently applied throughout the periods covered thereby), subject in the case of the Unaudited Financial Statements to the absence of footnotes and normal year-end adjustments, which are not expected to be material.
          (b) To the knowledge of the Company, the Company and its Subsidiaries maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, and (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets.
          (c) As at September 30, 2007, the Company and its consolidated Subsidiaries had cash on the balance sheet in an amount equal to or greater than €6,800,000.
     3.6 No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any Liabilities required to be disclosed in, reflected in or reserved against in the consolidated balance sheet of the Company and its Subsidiaries in accordance with IFRS, other than (a) Liabilities reflected in the Company Balance Sheet and (b) normal or recurring Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices.
     3.7 No Material Adverse Effect.  Since the Company Balance Sheet Date, there has occurred no fact, event or circumstance which has had, or would reasonably be expected to have, a Company Material Adverse Effect. Since the Company Balance Sheet Date, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business of the Company and its Subsidiaries consistent with past practice.
     3.8 Absence of Certain Developments.  Except as expressly permitted by this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, since the Company Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has:

          (a) issued, granted, delivered or sold or authorized or proposed the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than (i) issuances of Company Capital Stock pursuant to exercises of Company Options or warrants to purchase Company Capital Stock in accordance with their terms, and (ii) repurchases at cost of Company Ordinary Shares upon termination of a service provided and pursuant to the terms of a Contract;
          (b) incurred any Indebtedness or guaranteed any Indebtedness for borrowed money or issued or sold any debt securities or other obligations of others, in each case, on an aggregate basis, in excess of €100,000, except current Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries;
          (c) paid, discharged or satisfied any Lien or Liability in an amount in excess of €50,000 in any one case, or €100,000 in the aggregate, except for current Liabilities paid, discharged or satisfied in the ordinary course of business consistent with past practices;
          (d) declared, set aside, or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or any capital stock of any Subsidiary of the Company, or split, combined or reclassified any Company Capital Stock or any capital stock of any Subsidiary of the Company or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company (or options, warrants or other rights exercisable therefor), except in accordance with the agreements evidencing Company Options;
          (e) mortgaged or pledged any of its properties or assets or the properties or assets of any of its Subsidiaries or subjected them to any Lien, except for Permitted Liens;
          (f) sold, assigned, leased, licensed or otherwise transferred any of its tangible assets in excess of €150,000, except in the ordinary course of business consistent with past practices;
          (g) initiated, compromised or settled any Action or canceled, compromised, waived, or released any right or claim in excess of €100,000 or that is otherwise material to the Company or its Subsidiaries;
          (h) (i) transferred ownership of or exclusively licensed any Company Intellectual Property or entered into any Contract for the transfer of ownership or the exclusive license of any Company Intellectual Property to any Person, other than non-exclusive licenses to customers of the Company entered into in the ordinary course of business consistent with past practices, or (ii) non-exclusively licensed any Company Intellectual Property or entered into any Contract for the non-exclusive license of any Company Intellectual Property to any Person, other than non-exclusive licenses to customers of the Company entered into in the ordinary course of business consistent with past practices;
          (i) made or granted any bonus or any wage or salary increase to any employee or group of employees in excess of €100,000 (except as required by pre-existing contracts described in Section 3.8(i) of the Disclosure Schedule), granted any severance or termination pay (in cash or otherwise) to any Company Employee, including any officer of the Company or its Subsidiaries, or made or granted any increase in any Company Employee Plan or arrangement, or amended or terminated any existing Company Employee Plan or arrangement or adopted any new Company Employee Plan or arrangement;
          (j) suffered any extraordinary losses in excess of €100,000 in the aggregate;
          (k) made any capital expenditures or commitments therefor that aggregate in excess of €200,000 or otherwise material to the Company or its Subsidiaries;
          (l) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation by more than 60 days or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation by more than 60 days or accelerated the collection of (or discounted) any accounts or notes receivable;
          (m) made any loans or advances to, in an amount in excess of €100,000 in any one case, or guarantees for the benefit of, any Person (including incorporation of any Subsidiary), other than advances in the ordinary course of business consistent with past practices;
          (n) made any investments in any Person in excess of €200,000;
          (o) made any charitable contributions or pledges exceeding in the aggregate €100,000 or made any political contributions;
          (p) suffered any damage, destruction or casualty loss exceeding in the aggregate €100,000, not covered by any insurance policies;
          (q) made any change in any method of accounting or accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices, except insofar as may have been required by IFRS or required to change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalued any of the assets (whether tangible or intangible) of the Company or any of its Subsidiaries;
          (r) entered into or renewed any Contract or arrangement that materially limits or restricts the Company or any of its Subsidiaries from engaging or competing in any line of business or in any geographical area (other than confidentiality agreements or other similar arrangements entered into in the ordinary course of business and which would not, taken as a whole, materially restrict the operation of the business of the Company as presently conducted) or that involves exclusive terms or most-favored nation terms of any kind;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s or any of its Subsidiaries’ businesses; or
          (t) agreed or committed, whether orally or in writing, to do any of the actions described in Sections 3.8(a) through 3.8(s) above.
     3.9 Tax Matters. In each case solely with respect to the period from and including the tax year 2005:
          (a) Registration. The Company and each of its Subsidiaries have been duly and timely registered for Tax purposes in their country of residence.
          (b) Filing Requirements. The Company and any of its Subsidiaries have duly and timely filed, or caused to be filed with all appropriate Governmental Entities, all Tax Returns, reports and declarations required by applicable Laws to have been filed by or with respect to any of them, either separately or as a member of a group of companies, each of which returns, reports and declarations correctly reflects the Tax Liabilities and all other information required to be reported therein. Neither the Company nor any of its Subsidiaries has waived the statute of limitations on or otherwise extended the period for the assessment or collection of any Tax.
          (c) Tax Provision and Capital Gains. All Tax required to be paid or withheld by the Company or any of its Subsidiaries in respect of any taxable period or portion thereof ending on or prior to the Closing Date (all such periods, the “Pre-Closing Tax Period”) and in the pre-Closing part of the Pre- to Post-Closing Tax Period, including any and all Tax required to be paid or withheld as a result of entering into this Agreement and the execution thereof, have been paid or withheld or will be paid or withheld in full or have been fully provisioned in the Company Balance Sheet. The amount of provision for deferred Tax in the Company Balance Sheet is adequate and fully in accordance with IFRS. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business.
          (d) Full Disclosure. The Sellers and the Company have disclosed fully and completely all facts, circumstances and have submitted to Buyer all documents which influence, in any material respect, the position of the Company or any of its Subsidiaries regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax Authority. Neither the Company nor any of its Subsidiaries has the intention to conclude up to the Closing Date with any Tax Authority any agreement, ruling or compromise in connection with Tax. The entering into this Agreement and the execution thereof will have no material impact on the position of the Company or any of its Subsidiaries regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax Authority and the application of favorable Tax regimes.

          (e) No Disputes, Objections, Appeals, Collection Procedures, Reminders or Warrants. No disputes exist and neither the Sellers nor the Company has any knowledge of circumstances or events that could reasonably be expected to give rise to a material dispute with any Tax Authority regarding the Tax position of the Company or any of its Subsidiaries or any of their properties, assets or income or regarding the Tax Returns filed by the Company or any of its Subsidiaries. No audits or investigations are to the knowledge of the Company presently being made by any Tax Authority or are expected regarding the Tax position of the Company or any of its Subsidiaries or any of their properties, assets or income or regarding the Tax Returns filed by the Company or any of its Subsidiaries. No requests for exchange of information are pending regarding Tax relating to the Company or any of its Subsidiaries or their business relations. No objection or appeal regarding Tax is presently pending or, to the knowledge of the Company, will be filed prior to Closing with any Tax Authority or any competent court or courts. No collection procedures have been initiated against the Company or any of its Subsidiaries or any of their properties, assets or income for account of any Tax. Neither the Company nor any of its Subsidiaries has received any reminders (“notices”) or warrants relating to the payment of Tax.
          (f) No Criminal Investigation. Neither the Company nor any of its Subsidiaries has to the Company’s knowledge ever been the subject of a criminal investigation, accused or found guilty of fraud, relating to or involving Tax.
          (g) Chain Liability. Neither the Company nor any of its Subsidiaries has acted during the last six years as contractor or subcontractor as defined in article 35 of the Dutch Collection Act 1990 (“Invorderingswet 1990”) or as a recipient of workers as defined in article 34 of the Dutch Collection Act 1990 (“Invorderingswet 1990”) or other comparable provisions of applicable Laws in other countries where the Company or any of its Subsidiaries are resident.
          (h) No Liquidator, Managing Director or Executor of a Will. Neither the Company nor any of its Subsidiaries has ever acted as the liquidator (“vereffenaar”) of any entity in the sense of the Dutch General Tax Act (“Algemene wet inzake rijksbelastingen”). Neither the Company nor any of its Subsidiaries has ever acted as a managing director of any entity in the sense of the Dutch General Tax Act (“Lichaam in de zin van de Algemene wet inzake rijksbelastingen”) or the Dutch Collection Act 1990 (“Invorderingswet 1990”). Neither the Company nor any of its Subsidiaries has ever acted as an executor of a will (“executeur-testamentair”).
          (i) Recapture Tax Exemptions. Neither the Company nor any of its Subsidiaries has claimed or been granted exemptions from Tax, roll-over relief or other Tax facilities (including investment Tax credits and other similar Tax benefits) during the last six (6) years before the Closing Date, which are annulled and give rise to Tax in the post-Closing part of the Pre- to Post-Closing Tax Period or in Post-Closing Tax Periods.
          (j) No Material Non-Deductible Payments. Neither the Company nor any of its Subsidiaries has any obligations to make any material future payment which will be prevented from being deductible for corporate income tax purposes, except for the non-deductibility of interest expenses for Dutch corporate income tax purposes as laid down in paragraph 6 under (h) of the written settlement agreement that is referred to in subsection (m) of this Section 3.9.

          (k) Transfer Pricing. All transactions between the Company and any of its Subsidiaries and all transactions between the Company and any of its Subsidiaries and the Sellers were effected on arm’s length terms. To the Company’s knowledge, no transactions or arrangements involving the Company or any of its Subsidiaries have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by any applicable Governmental Entity, affecting the Tax position of the Company or any of its Subsidiaries.
          (l) Tax Residence/Permanent Establishment. Neither the Company nor any of its Subsidiaries is treated for any Tax purpose as resident in a country other than the country of its incorporation and neither the Company nor any of its Subsidiaries has, or has had within the past ten years, a branch, agency or permanent establishment in a country other than the country of its incorporation, or is considered to be a branch, agency or permanent establishment of a company in a country resident in another country.
          (m) Settlement. A written settlement agreement has been reached with a competent Tax Authority on (i) the place of residence of Safeboot N.V., (ii) the application of the participation exemption (deelnemingsvrijstelling) to the shares in Safeboot N.V., (iii) the absence of a permanent establishment of Safeboot N.V. in The Netherlands and (iv) the transfer pricing to be applied to the intellectual property that is licensed from Safeboot N.V. and none of the Company nor any of its Subsidiaries has deviated in any material respect from the terms and conditions of such settlement agreement, including the critical assumptions in paragraph 6 of such settlement agreement, or otherwise conducted its affairs in a manner that would cause the principles of such settlement agreement or advance ruling to be inapplicable.
          (n) Non-deductible Interest. Neither the Company nor any of its Subsidiaries has Indebtedness outstanding on which interest would be wholly or partly (temporarily) not deductible under article 10(1)(d), 10 a, 10 b, 10 d and/or, with respect to any period prior to January 1, 2007, 15 ad of the Dutch Corporate Income Tax Act 1969.
          (o) Participation Exemption. All shareholding interests of the Company and the Subsidiaries qualify as a participation within the meaning of article 13 of the Dutch Corporate Income Tax Act 1969 and as a result thereof, the income derived from such shareholding interests, including dividends and capital gains, is fully exempt from Dutch corporate income tax at the level of the Company and the Subsidiaries. Neither the Sellers nor any of the Company or any of its Subsidiaries qualifies or qualified as an investment institution within the meaning of article 28 or article 28b of the Dutch Corporate Income Tax Act 1969.
          (p) Written-off Receivables. Neither the Company nor any of its Subsidiaries has written off receivables on affiliated entities (within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969) against taxable income.
          (q) Conversion Permanent Establishment into Subsidiary. Neither the Company nor any of its Subsidiaries has a shareholding in a Subsidiary to which the Dutch participation exemption applies and which runs foreign business operations which were formerly operated as a permanent establishment by the Company or any of its affiliated entities within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969.
          (r) Depreciation Subsidiaries. Neither the Company nor any of its Subsidiaries has depreciated for Tax purposes a shareholding in a Subsidiary to which the Dutch participation exemption applies.
          (s) Third Party Tax. Neither the Company nor any of its Subsidiaries will be held liable for Tax due by any third party other than the Company or any of its Subsidiaries within the meaning of the Dutch Collection Act 1990 (“Invorderingswet 1990”).
     3.10 Real Property. Section 3.10 of the Disclosure Schedule sets forth, as of the date hereof, a list of all Contracts, licenses or other agreements for the use or occupancy of any real property (the “Leased Real Property”) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) held by the Company or any of its Subsidiaries (collectively, the “Leases”) and the address for each Leased Real Property. The Company has Made Available to Buyer a true and complete copy of each written Lease, and in the case of any oral Leases, a written summary of the material terms thereof. Except as set forth in Section 3.10 of the Disclosure Schedule, with respect to each of the Leases: to the Company’s knowledge (i) the Lease is legal, valid, binding and in full force and effect; (ii) the consummation of the transactions contemplated hereunder will not result in a breach of or default or consent requirement under the Lease or otherwise cause the Lease to cease to be legal, valid and binding, enforceable and in full force and effect on identical terms following the Closing, (iii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to the Lease is in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification of rent under the Lease; (iv) no party to the Lease has repudiated any term thereof, and there are no disputes or oral agreements or forbearance programs in effect with respect to the Lease; and (v) neither the Company or any of its Subsidiaries has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Lease. Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property.
     3.11 Assets.
          (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company and each of its Subsidiaries, as the case may be, has good and valid title to, a valid leasehold interest in, or a valid license to use, the properties and assets, whether tangible or intangible, used by it, located on its premises and shown on the Company Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Company Balance Sheet the details of which have been Made Available to Buyer prior to the date hereof, and except for Liens disclosed on the Company Balance Sheet (including any notes thereto) and Permitted Liens.
          (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, all of the Company’s and its Subsidiaries’ buildings, equipment, fixtures, improvements and other tangible assets (whether owned or leased) are in satisfactory condition and repair (ordinary wear and tear excepted), are operational and are fit for use in the ordinary course of the Company’s or its Subsidiaries’, business as presently conducted. All such assets have been installed and maintained in all material respects in accordance with all applicable Laws, regulations and ordinances.
          (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, each of the Company and its Subsidiaries owns, has a valid leasehold interest in, or has a valid license to use, all of the material assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted.
     3.12 Intellectual Property.
          (a) Section 3.12(a) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (i) all patents, patent applications and other Intellectual Property Rights that are the subject of an application, registration or filing with a Governmental Entity owned or filed on behalf of or in the name of the Company or any of its Subsidiaries, and (ii) all trade names, logos, corporate names and brand names used by the Company or any of its Subsidiaries, specifying the products or services with respect to which such marks or names are used and internet domain names used by the Company or any of its Subsidiaries.
          (b) Section 3.12(b) of the Disclosure Schedule also contains a complete and accurate list, as of the date hereof, of all Contracts pursuant to which licenses or other rights have been granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights (“Out-bound IP Agreements”), and all Contracts pursuant to which licenses and other rights have been granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights (“In-bound IP Agreements”), except (i) Out-bound IP Agreements with customers entered into in the ordinary course of business consistent with past practices, (ii) Out-bound IP Agreements with distributors entered into in the ordinary course of business consistent with past practices, and (iii) any licenses granted to the Company or any of its Subsidiaries of unmodified, mass market software, pursuant to the licensor’s ordinary, generally commercially available license terms, having an aggregate value for all related licenses thereof of less than €50,000 (“Generally Commercially Available Code”), in each case identifying the subject Intellectual Property Rights.
          (c) Other than Intellectual Property Rights licensed to the Company under (i) the In-Bound IP Agreements listed in Section 3.12(b) of the Disclosure Schedule, and (ii) licenses for Generally Commercially Available Code, and other than as set out on Section 3.12(c) of the Disclosure Schedule, the Company exclusively owns all right, title and interest in all Company Intellectual Property. The Company and its Subsidiaries own (to the extent such Intellectual Property Rights are capable of ownership) and possess all right, title and interest to, or have the right to use pursuant to a valid enforceable written license, all Intellectual Property Rights necessary for the operation of their businesses as presently conducted (including, without limitation, the right to sell, license or otherwise distribute the Company software), free and clear of all Liens.

          (d) It is not and will not be necessary to utilize any Intellectual Property Rights of any of the Company’s or its Subsidiaries’ employees developed, invented or made prior to their employment by the Company or any of its Subsidiaries except for any such Intellectual Property Rights that have previously been assigned to the Company or any of its Subsidiaries. Except as set forth in Section 3.12(d) of the Disclosure Schedules, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has not had and would not reasonably be expected to have a Company Material Adverse Effect, and no loss or expiration of any Intellectual Property Right is threatened in writing, pending or, to the Company’s knowledge, reasonably foreseeable. The Company has taken commercially reasonable steps to maintain and protect the Company Intellectual Property. To the Company’s knowledge, the owners of any Intellectual Property Rights licensed to the Company or any of its Subsidiaries have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.
          (e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property and, to the Company’s knowledge, there is no basis for any such claim. Neither the Company nor any of its Subsidiaries have received any notices of, and has no knowledge of any facts which indicate a reasonable possibility of, any infringement or misappropriation by the Company or its Subsidiaries of, or conflict by the Company or its Subsidiaries with, any third-party Intellectual Property Rights (including without limitation any written demand or request that the Company or any of its Subsidiaries license any rights not already under license from a third party).
          (f) The conduct of the Company’s and its Subsidiaries’ businesses has not, does not and, when conducted following the Closing in the manner as conducted as of the date of this Agreement, will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of other Persons, and to the Company’s knowledge, the Company Intellectual Property Rights have not been and are not being infringed, misappropriated or otherwise violated by other Persons.
          (g) Neither this Agreement, nor the transactions contemplated by this Agreement, nor any subsequent merger or assignment of the Company, its Subsidiaries or the assets of either into or with Buyer or any of Buyer’s Affiliates, will (i) have any effect on the Company’s (or its Subsidiaries’) right, title or interest in and to their Intellectual Property Rights (and all of such Intellectual Property Rights shall be owned or available for use by the Company or any of its Subsidiaries on identical terms and conditions immediately after the Closing), or (ii) result in the Company or any of its Subsidiaries (A) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, the Company or any of its Subsidiaries (other than rights granted by the Company or any of its Subsidiaries on or prior to the Closing Date under Intellectual Property Rights owned by the Company or any of its Subsidiaries as of the Closing Date), (B) being bound by, or subject to, any non-compete or other material restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (C) being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 3.12(g) will not be deemed to be breached as a result of the operation of provisions contained in a Contract to which Buyer is a party (but to which the Company and any of its Subsidiaries is not).
          (h) All Persons who have participated in the creation or development for the Company or any of its Subsidiaries of any Technology or Intellectual Property Rights (including the Company’s web site software, scripts and content, and also including the Company’s transaction processing software, databases, and interfaces) have executed and delivered to the Company a valid and enforceable agreement providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries, and providing for the assignment by such Person to the Company of any Intellectual Property Rights arising out of such Person’s employment by, work for, or contract with the Company or any of its Subsidiaries, all pursuant to agreements with such Persons and the Company Made Available to Buyer.
          (i) Except as set forth in Section 3.12(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used Open Source Material in any manner that (i) requires the disclosure or distribution in source code form of any Technology owned by the Company or any of its Subsidiaries, or any portion of any Company product other than such Open Source Material, (ii) requires the licensing of any Technology owned by the Company or any of its Subsidiaries, or any portion of any Company product other than such Open Source Material, for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company product or any Technology owned by the Company or any of its Subsidiaries, (iv) creates obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grants to any third party, any rights or immunities under Company Intellectual Property, or (v) impose any other material limitation, restriction or condition on the right of the Company to use or distribute any Company product or service.
          (j) Except as set forth in Section 3.12(j) of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof. Neither this Agreement, nor the transactions contemplated by this Agreement, nor any subsequent merger or assignment of Company, its Subsidiaries or the assets of either into or with Buyer or any of Buyer’s Affiliates, will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company product to any Person.
          (k) Neither the Company nor any of its Subsidiaries is a party to any Contract with any Governmental Entity in which any rights are granted under any Company Intellectual Property other than commercial rights with respect to the use of Company Products.

     3.13 Material Contracts.  Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or bound (whether orally or in writing) by:
          (a) any pension, profit sharing, share option, employee share purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;
          (b) any collective bargaining agreement or any other contract with any labor union, or any severance agreements, programs, policies or arrangements;
          (c) any management agreement, any Contract for the employment of any managing director (“statutair bestuurder”), a senior manager, employee or consultant earning base compensation in excess of €100,000, or any Person involved in the development of the Safeboot software on a full-time, part-time, consulting or other basis or any Contract providing for the payment of any cash or other compensation by the Company or its Subsidiaries or benefits upon the consummation of the transactions contemplated hereby; and any Contract providing for indemnification obligations to any present or former director, officer or employee of the Company or any of its Subsidiaries;
          (d) any Contract (other than any customer Contract that involves maintenance revenue of less than €100,000 on an annual basis) involving consideration in excess of €150,000 requiring the consent of any party thereto upon a change in control of the Company, or containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of the Company;
          (e) any Contract having a value in excess of €150,000 under which it has advanced or loaned monies to any other Person (in each case, other than advances to the Company’s employees in the ordinary course of business of the Company and its Subsidiaries);
          (f) any Contract or indenture having a value in excess of €100,000 relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise, without reference to value, placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries or any letter of credit arrangements;
          (g) any guaranty of any obligation for borrowed money or otherwise having a value in excess of €100,000 (other than endorsements made for collection in the ordinary course of business);
          (h) any Contract under which the Company is lessee of or holds or operates any property, owned by any other Person;
          (i) any Contract under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company where the annual payments are in excess of €50,000;

          (j) any Contract regarding ownership and rights with regard to work produced by senior managers or employees having a direct and material role in the development of any Intellectual Property Right held by the Company or any of its Subsidiaries;
          (k) any Contract or group of related Contracts with the same party or group of affiliated parties for the purchase of supplies, products, equipment or other personal property (other than computer leasing Contracts) or for the receipt of services under which the annual payments for such products and services is in excess of €150,000;
          (l) any Contract or group of related Contracts with the same party or group of affiliated parties for the sale of supplies, products, equipment or other personal property or for the furnishing of services under which the annual payments for such products or services due from the Company or any of its Subsidiaries exceed €150,000;
          (m) any Contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six (6) months from the date or dates thereof, not terminable by the Company or any of its Subsidiaries upon sixty (60) days’ notice without penalty and involving more than €150,000 per year;
          (n) any Contract relating to the marketing, sale, advertising or promotion of the services of the Company or any of its Subsidiaries having future obligations in excess of €150,000 that are not terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without penalty;
          (o) any Contracts relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments having a value in excess of €150,000;
          (p) any warranty or similar Contract with a value in excess of €150,000 with respect to its services or its products sold, leased or licensed which contains terms and conditions that differ in any material respect from the Company’s or any of its Subsidiaries’ standard warranty terms and conditions;
          (q) any (i) In-bound IP Agreements or (ii) Out-bound IP Agreements required to be listed on Section 3.12(b) of the Disclosure Schedule;
          (r) any Contract under which the Company or any of its Subsidiaries has granted to any Person any registration rights to force the Company to list its shares on any exchange or facilitate to the public sale of its shares;
          (s) procuration (“procuratie”) to any Person other than a senior manager;
          (t) any Contract prohibiting the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world or to exercise, use, modify, maintain,

support, transfer, license, distribute, exploit or enforce any Company Intellectual Property Rights or Company Products;
          (u) any Contract involving maintenance or service obligations on the part of the Company or any of its Subsidiaries involving annual revenues to the Company or its Subsidiaries in excess of €75,000 that contains an exclusivity or “most-favored-nation” provision;
          (v) any Contract, commitment or undertaking with any Governmental Entity having a value in excess of €150,000;
          (w) any Contract with a third-party consultant, sales representative, distributor, dealer or other independent contractor to which either the Company or a Subsidiary is a party under which the Company made any payments in excess of €100,000 in the aggregate within the preceding twelve (12) month period;
          (x) any Contract or commitment containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries involving annual revenues to the Company or its Subsidiaries in excess of €100,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without material Liability or financial obligation to the Company or its Subsidiaries;
          (y) any Contract which is material to its operations or business prospects or involves an annual consideration in excess of €150,000 not made in the ordinary course of business consistent with past practices; or
          (z) any Contract with any Top Distributor or any OEM Partner.
All of the contracts, agreements and instruments set forth or required to be set forth in Section 3.13 of the Disclosure Schedule (each a “Material Contract”), a true, correct and complete copy of which has been Made Available to Buyer, are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty upon consummation of the transactions contemplated hereby. Except as set forth on Section 3.13 of the Disclosure Schedule, no Material Contract requires the obtaining of any consent, approval, novation or waiver of any third party in connection with this Agreement or the consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it; is not in default or material breach under any Contract to which the Company or its Subsidiaries is subject and, to the knowledge of the Company, there is no basis for any such claim; and neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by the Company or any of its Subsidiaries under any contract, agreement or instrument to which the Company or any of its Subsidiaries is subject; to the Company’s knowledge no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any contract, agreement or instrument to which the Company or any of its Subsidiaries is subject; and neither the Company nor any of its Subsidiaries has any knowledge of any breach or cancellation (or intention to cancel) by the other parties to any contract, agreement, instrument or commitment to which it is a party. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Company Material Adverse Effect.
     3.14 Interested Party Transactions.  Except as set forth in Section 3.14 of the Disclosure Schedule, no managing board member, shareholder, employee or Affiliate of the Company (excluding Subsidiaries) or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract (except employment contracts with the Company or its Subsidiaries), commitment or transaction with the Company or its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries (including any Intellectual Property Rights).
     3.15 Compliance With Laws; Permits.  Except as set forth in Section 3.15 of the Disclosure Schedule:
          (a) The Company and its Subsidiaries have complied and are in compliance, in all material respects, with all applicable Laws of all Governmental Entities relating to the operation of their businesses and the maintenance and operation of their properties and assets. No notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such Laws.
          (b) The Company and its Subsidiaries hold and are in compliance with all Permits of or from Governmental Entities required for the conduct of their businesses as presently conducted and the ownership of their properties, and Section 3.15 of the Disclosure Schedule sets forth a list of all of the Permits that are material to the Company or any of its Subsidiaries or their respective businesses. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing. All of such Permits will be available for use by the Company and its Subsidiaries at the Closing.
     3.16 Litigation.  Except as set forth in Section 3.16 of the Disclosure Schedule, there are no Actions, pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries or their respective properties (tangible or intangible) or pending or threatened by the Company or its Subsidiaries against any Person, before or by any Governmental Entity (including any Actions with respect to the transactions contemplated by this Agreement); neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company’s knowledge, there is no basis for any of the foregoing. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Entity, and neither the Company nor its Subsidiaries has received any opinion or memorandum or advice from legal counsel or compliance personnel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be (individually or in the aggregate) material to their respective businesses or properties.

     3.17 Pensions.
          (a) Section 3.17(a) of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each Company Employee Plan, whether or not subject to ERISA, and each Employee Agreement. The Company has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each such Company Employee Plan or Employee Agreement and all related documents.
          (b) Each employee benefit plan or pension scheme maintained for the benefit of the employees of the Company or any of its Subsidiaries has to the Company’s knowledge been maintained, funded and administered in accordance with the terms of such employee benefit plan or pension scheme and complies in form and in operation in all material respects with the requirements of applicable Law.
          (c) All required reports and descriptions (including annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the requirements of applicable Law with respect to each such employee benefit plan or pension scheme.
          (d) All contributions (including all employer contributions and employee salary reduction contributions) that are due pursuant to each such employee benefit plan or pension scheme have been made within the time periods required by such employee benefit plan or pension scheme and applicable Law and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such employee benefit plan or pension scheme or accrued in accordance with the past custom and practice of the Company and its Subsidiaries.
          (e) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such employee benefit plan or pension scheme (other than routine claims for benefits) is pending or to the Company’s knowledge threatened.
          (f) Section 3.17(f) of the Disclosure Schedule sets forth a complete list as of the date hereof, of current Company Employees, consultant, independent contractor, and other contingent worker used by the Company or any of its Subsidiaries.
          (g) No Company Employee Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (iii) a ”multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.
          (h) No Company Employee Plan exists that, except as may otherwise be required pursuant to applicable Law, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Share Plans, (iii) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any of the Company Share Plans, (iv) cause the Company or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Share Plans which would not be deductible under Section 280G of the Code.
          (i) The Company is in good faith compliance with the requirements of Section 409A of the Code with respect to all “nonqualified deferred compensation plans” (as defined in Section 409A of the Code) maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party.
     3.18 Employees.  The Company’s knowledge, no key Company Employee or independent contractor of the Company or any of its Subsidiaries and no group of Company Employees or independent contractors of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company and each of its Subsidiaries have complied in all material respects with all Laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes) and have complied with all Laws related to the licensing of employees under its applicable licenses. Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of their employees or independent contractors is subject to any noncompete or similar agreements in conflict with the present business activities of the Company and its Subsidiaries, except for agreements between the Company or any of its Subsidiaries and their respective present and former employees.
     3.19 Insurance.  Section 3.19 of the Disclosure Schedule contains a description, as of the date hereof, of each insurance policy maintained by the Company or any of its Subsidiaries with respect to their respective properties, assets and business, and each such policy shall be in full force and effect up to the Closing. Neither the Company nor any of its Subsidiaries is in default or breach with respect to its obligations under any insurance policy maintained by it within the past two (2) years.
     3.20 Books and Records.  The minute books and other books and records of the Company and each of its Subsidiaries, which have been Made Available to Buyer (the “Books and Records”), are true, correct and complete in all material respects. At the Closing, the Books and Records will be in the possession of the Company.
     3.21 Distributors, Resellers, Partners and Representatives.
          (a) Section 3.21(a) of the Disclosure Schedule sets forth a complete list, as of the date hereof, of, and indicating aggregate dollar value of payments made by the Company or any of its Subsidiaries within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company or any Subsidiary thereof to, the ten (10) largest distributors or resellers of the Company Products based on gross revenues from sales of Company Products for the fiscal year ended December 31, 2006 (the “Top Distributors”). Since December 31, 2006, no Top Distributor, nor any OEM partner set out in Section 3.21(a) of the Disclosure Schedule (the “OEM Partners”), materially and adversely modified, or to the knowledge of the Company, threatened to terminate or materially and adversely modify its relationship with the Company or any Subsidiary thereof. None of the Company nor any Subsidiary thereof has received any written notice, nor does the Company have knowledge, that any Top Distributor or OEM Partners intends to terminate or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement or otherwise.
          (b) To the knowledge of the Company, there is no existing material dispute between the Company or any Subsidiary thereof, on the one hand, and any customer, representative, agent or other contractor, distributor, reseller, dealer or partner, on the other hand. Other than sales commissions payable to Company Employees or distributors or resellers of the Company or any of its subsidiaries in the ordinary course of business, there is no agreement or other arrangement which would obligate the Company or any Subsidiary thereof to make any payment or pay any commission to any broker, independent contractor or other Person in connection with the sale of Company Products or otherwise.
     3.22 Export Control Laws.
          (a) Except as set forth in Section 3.22(a) of the Disclosure Schedule, the Company has no reason to believe that either the Company nor any of its Subsidiaries has taken any action with respect to the Company’s Products, software, or Technology, in violation of, or which may cause the Seller to be in violation of, any applicable Export Control Laws.
          (b) Except as set forth in Section 3.22(b) of the Disclosure Schedule, there has never been a claim or charge made, investigation undertaken, violation found, or settlement of any Action under any Export Control Law, by any Governmental Entity against the Company or any of its Subsidiaries, with respect to matters arising under such Export Control Laws.
     3.23 Corrupt Practices.  Neither the Company nor its Subsidiaries, on the one hand, nor any of their officers, directors, employees, stockholders, agents or representatives, or any Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, on the other hand, have directly or indirectly (a) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of Law, or (b) established or maintained any fund or asset that has not been recorded in
     3.24 Brokers’ and Finders’ Fees; Third Party Expenses.  Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Buyer incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller, severally and not jointly, in respect of such Seller’s own shares of Company Capital Stock and in such Seller’s capacity as a shareholder of the Company, hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
     4.1 Authority.
          (a) Such Seller has full power and authority, including any necessary spousal consent required by applicable Law, and legal capacity to execute and deliver this Agreement and any Ancillary Agreements to which such Seller is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Each of this Agreement and each Ancillary Agreement to which such Seller is a party have been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by Buyer and each other counterparty thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms.
     4.2 Non-Contravention.  The execution and delivery by such Seller of this Agreement and any Ancillary Agreement to which such Seller is a party do not, and the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any Law or order applicable to, or Contract binding upon, such Seller or any of his assets and properties.
     4.3 Necessary Approvals.
          (a) To such Seller’s knowledge, no consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or filings with any Governmental Entity are required to be given to, or obtained by, such Seller (each a “Seller Approval”) in connection with the consummation of the consummation of the Share Purchase or other transactions contemplated by this Agreement.
          (b) To such Seller’s knowledge, no Seller Approvals are required to be given to, or obtained by, such Seller or any of its Affiliates (excluding the Company and its Subsidiaries) from any other Person in connection with the consummation of the Share Purchase or other transactions contemplated by this Agreement, other than those referred to in Section 3.6 and except for such Seller Approvals that will be obtained by such Seller prior to or by the Closing and which are specifically set forth on Section 4.3(b) of the Disclosure Schedule.

     4.4 Legal Ownership of Shares. Such Seller is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens. No third party has a beneficial interest in or a right to acquire or vote any such Shares. Such Seller has the full power and authority to vote, the number of such Shares, free and clear of any Liens and any preemptive rights, rights of first refusal, options or other voting, purchase or sale rights that have not been heretofore waived. Such Seller is the sole record and beneficial owner of the Company Options and Depository Receipts set forth opposite such Seller’s name on Exhibit A (the “Owned Options” and “Owned Depository Receipts”), free and clear of any Liens and any preemptive rights, rights of first refusal, options or other voting, purchase or sale rights that have not been heretofore waived, except as may exist pursuant to the Company Share Plans. Such Shares, Owned Options and Owned Depository Receipts constitute all of the Company Shares, Company Options and Depository Receipts owned of record or beneficially by such Seller. Except as applicable in connection with this Agreement and the transactions contemplated hereby, such Seller’s Shares will be at all times from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article X hereof or the Closing beneficially owned and held of record by such Seller, free and clear of any and all Liens and any preemptive rights, rights of first refusal, options or other voting, purchase or sale rights that have not been heretofore waived.
     4.5 Domicile of Sellers. Section 4.5 of the Disclosure Schedule sets forth the true and correct current residence address and country of Tax residence of such Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Sellers as follows:
     5.1 Organization and Qualification. Buyer is a corporation duly organized and validly existing under the laws of the Republic of Malta. Buyer has all necessary corporate power and authority to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted.
     5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer or its stockholders to authorize the Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution by the appropriate parties thereto the Ancillary Agreements will be, duly executed and delivered by Buyer and this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the rights of creditors and the effect or availability of rules of Law governing specific performance, injunctive relief or other equitable remedies.
     5.3 No Breach. The execution and delivery by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of Buyer’s Governing Documents or any Law or Order applicable to, or Contract or any Permit of or binding upon, Buyer or any of its assets and properties.
     5.4 Litigation. There are no actions, suits, proceedings (including any administrative, self regulatory organization or arbitration proceedings), orders or claims pending or, to Buyer’s knowledge, threatened against Buyer or its Subsidiaries, or pending or threatened by the Company or its Subsidiaries against any Person, before or by any Governmental Entity with respect to the transactions contemplated by this Agreement.
     5.5 Financial Means. Buyer has or will have at Closing sufficient cash resources to pay the Purchase Price.
ARTICLE VI
CONDUCT PRIOR TO THE CLOSING DATE
     6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article X hereof or the Closing Date, the Company agrees to, and the Sellers agree to cause the Company to, operate the business of the Company and to cause its Subsidiaries to conduct their respective businesses, except (x) as specifically disclosed in Section 6.1 of the Disclosure Schedule, (y) with the prior written consent of Buyer or (z) as specifically permitted by this Agreement, in accordance with applicable Law and in the ordinary course consistent with past practices. In furtherance of the foregoing, the Company agrees to pay and to cause its Subsidiaries to pay all Indebtedness and Taxes of the Company and its Subsidiaries when due (subject to good faith disputes with respect to such Taxes pursuant to appropriate proceedings and for which adequate reserves have been established). Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as expressly set forth in Section 6.1 of the Disclosure Schedule, or (iii) with the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall, and the Sellers agree to cause the Company and its Subsidiaries not to, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article X hereof or the Closing Date:
          (a) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than (i) issuances of Company Capital Stock pursuant to exercises of Company Options or warrants to purchase Company Capital Stock in accordance with their terms, and (ii) repurchases at cost of Company Ordinary Shares upon termination of a service provided and pursuant to the terms of a Contract existing on the date hereof and listed on the Disclosure Schedule;
          (b) incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;
          (c) pay, discharge or satisfy, in an amount in excess of €50,000 in any one case, or €150,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities (other than Indebtedness) reflected or reserved against in the Company Balance Sheet;
          (d) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or any capital stock of any Subsidiary of the Company, or split, combine or reclassify any Company Capital Stock or any capital stock of any Subsidiary of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company (or options, warrants or other rights exercisable therefor), except in accordance with the agreements evidencing Company Options;
          (e) sell, assign, lease, license or otherwise transfer any of its tangible assets, except (i) in the ordinary course of business consistent with past practice, or (ii) not otherwise exceeding €20,000 in the aggregate.
          (f) initiate, compromise or settle any Action or cancel, compromise, waive, or release any right or claim in excess of €100,000 or that would otherwise be material to the Company or any of its Subsidiaries;
          (g) (i) transfer ownership of or exclusively license any Company Intellectual Property or execute any Contract for the transfer of ownership or the exclusive license of any Company Intellectual Property to any Person, or (ii) non-exclusively license any Company Intellectual Property or enter into any Contract for the non-exclusive license of any Company Intellectual Property to any person, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practices;
          (h) grant any severance or termination pay (in cash or otherwise) to any Company Employee, including any officer of the Company or any of its Subsidiaries, except payments made pursuant to (x) the Company Employee Plans set forth in the Disclosure Schedule and Made Available to Buyer, (y) standard written Contracts outstanding on the date hereof and disclosed in the Disclosure Schedule and Made Available to Buyer, or (z) applicable foreign Laws;

          (i) hire or offer to hire (other than non-executive employees in the ordinary course of business consistent with past practices, provided that “non-executive employees” for this purpose means those employees below the vice president level) or terminate any Company Employees (other than non-executive and non-developer employees in the ordinary course of business for cause), or intentionally encourage any Company Employees to resign from the Company or any of its Subsidiaries;
          (j) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Company Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Company Employee except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
          (k) make any material capital expenditures or commitments therefore or engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;
          (l) grant any loans or advances to, guarantees for the benefit of, or any investments in any Person (including incorporation of Subsidiaries), other than advances in the ordinary course of business consistent with past practice;
          (m) make any change in any method of accounting or accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices, except insofar as may have been required by IFRS or required to change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any of the assets (whether tangible or intangible) of the Company or any of its Subsidiaries;
          (n) enter into or renew or extend any Contracts or arrangements that materially limit or restrict the Company or any of its Subsidiaries, or that could, after the Closing, materially limit or restrict Buyer or any of its Affiliates, from engaging or competing in any line of business or in any geographic area or that involve exclusive or most-favored-nations terms of any kind
          (o) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business or any of its Subsidiaries’ businesses;
          (p) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Material Contract (or agree to do so), or enter into any Contract which would have been required to have been disclosed in Section 3.13 of the Disclosure Schedule had such Contract been entered into prior to the date hereof;

          (q) enter into or materially amend, waive or modify the terms of any license or any distribution, joint venture, strategic alliance, outbound OEM, or joint marketing or any similar Contract or arrangement or any Contract pursuant to which any other party is granted marketing, distribution, resale, development or similar rights of any type or scope with respect to any Company Products or Technology of the Company or any of its Subsidiaries, other than in the ordinary course of the Company’s business consistent with past practice or non-exclusive licenses of the Company Products to end-users pursuant to Contracts that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements;
          (r) cause or permit any amendments to its Governing Documents, or to the Governing Documents of any of its Subsidiaries;
          (s) take any action to accelerate or discount any accounts receivable, defer, delay or postpone beyond the time allotted for payment any accounts payable or any other obligation of the Company or any of its Subsidiaries, or deviate from the Company’s historical practices in the ordinary course of business with respect to the use of any promotional sales or discount activity;
          (t) make or change any material Tax election, adopt or change any Tax accounting method (including depreciation rates and valuation methods), enter into any closing agreement or Tax ruling, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or file any income or other material Tax Return or any amended Tax Return unless such Tax Return has been provided to Buyer for review prior to such filing; or
          (u) take, commit or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(t), inclusive.
     6.2 Procedures for Requesting Buyer Consent. If the Company desires to take an action which would be prohibited pursuant to Section 6.1 hereof without the written consent of Buyer, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:
Ken Gonzalez
Telephone: (408) 346-3150
Facsimile: (408) 346-3314
E-mail address: ken_gonzalez@mcafee.com
Jared Ross
Telephone: (972) 963-7944
Facsimile: (972) 963-7425
E-mail address: jared_ross@mcafee.com

     Any of the parties set forth above may grant consent on behalf of Buyer to the taking of any action which would otherwise be prohibited pursuant to Section 6.1 by e-mail or such other notice that complies with the provisions of Section 12.3.
     6.3 No Solicitation.
          (a) Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Article X hereof, none of the Sellers, the Company or any of its Subsidiaries shall, and the Company and each Seller shall cause their Representatives not to, directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (A) solicit, initiate, participate in or encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any material portion of the business, properties or technologies of the Company or any of its Subsidiaries, or any amount of the Company Capital Stock (whether or not outstanding) that is greater than five percent (5%), whether by merger, purchase of assets, purchase or issuance of shares or rights to acquire shares, tender offer, or otherwise (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to the Company’s properties, technologies, books or records in connection with a Competing Transaction; (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Seller or any of their Representatives has received or becomes aware of, prior to the Closing Date or the termination of this Agreement in accordance with Article X hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (B) or (C) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request.
          (b) The Parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any United States (federal or state) or foreign court having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any Seller shall be deemed to be a breach of this Agreement by the Company or such Seller.
     6.4 Covenant Not To Transfer. Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Article X hereof, each Seller agrees not to, directly or indirectly, without the prior written consent of Buyer: (a) offer for sale, sell, transfer, tender, pledge, hypothecate, assign or otherwise dispose of, grant or enter into any Contract, option, commitment or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, hypothecation, assignment or other disposition of, any or all of the Shares, Company Options or Depository Receipts (or any interest therein) (each, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Transfer of any Shares by any Seller pursuant to any bona fide gift of Shares effected for tax planning purposes (a “Permitted Transfer”); provided, however, that prior to or concurrently with such Permitted Transfer the transferee or other recipient thereof executes a counterpart copy of this Agreement and becomes bound hereby to the same extent as the Seller; (b) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares, Company Options or Depository Receipts into a voting trust or enter into a voting agreement with respect to any Shares, Company Options or Depository Receipts; or (c) take any action or omit to take any action that would prohibit, prevent or preclude the Seller from performing such Seller’s or the Company’s obligations under this Agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Access to Information. To the extent not prohibited by applicable Law, during the period from the date hereof and prior to the Closing Date, the Company shall (a) upon reasonable prior notice, afford Buyer and its Representatives, reasonable access during normal business hours to all of the properties, Books and Records, Contracts, commitments, other records and Company Employees of the Company and its Subsidiaries as Buyer and its accountants, counsel and other representatives may reasonably request, provided that such access does not unreasonably interfere with the business of the Company and provided further that Buyer will bear its own costs and any out-of-pocket costs of the Company, other than wages and salaries and employee benefits of relevant personnel, of obtaining such access, and (b) promptly upon request make available to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) as Buyer may from time to time reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Share Purchase in accordance with the terms and provisions hereof.
     7.2 Public Disclosure. Neither the Company nor any of the Sellers shall (and they will use reasonable best efforts to cause their respective Representatives not to), directly or indirectly, issue any statement or communication to any third party (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Buyer, except that this restriction shall be subject to (a) any Seller’s right after the Closing to provide information about the subject matter of this Agreement and the transactions contemplated hereby in connection with such Seller’s or its Affiliates’ fund raising, marketing, information and reporting activities, and (b) each of the Sellers’ and the Company’s obligations to comply with applicable law. Buyer shall not (and will use reasonable best efforts to cause its Representatives not to), directly or indirectly, prior to the Closing Date, issue any statement or communication to any third party (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company, except that this restriction shall be subject to (a) Buyer’s obligation to comply with applicable securities laws and the rules of the New York Stock Exchange, and (b) Buyer’s obligations to comply with applicable Law. Notwithstanding the foregoing, this Section 7.2 shall not prevent Buyer from issuing any statement or communication that is reasonably necessary in response to a public statement or announcement made by any Person with respect to the transactions contemplated by this Agreement.
     7.3 Employee Matters.
          (a) As may be specifically directed by Buyer in writing, the Company shall, prior to the Closing, cause each officer, each specified member of the Supervisory Board of the Company and/or the Management Board of the Company and each of its Subsidiaries to execute a resignation letter and general release in form and substance satisfactory to Buyer (each, a “Director Resignation Letter”), effective as of the Closing. In connection with the foregoing, the Company shall cause that certain Supervisory Board Member Agreement with Mr. John Michael Crowther dated as of September 28, 2007 (and any other similar agreements) to be terminated without any obligation on the part of the Company or any of its Subsidiaries, effective as of the Closing.
          (b) Buyer shall, or cause its Affiliates to, offer to hire, as of 12:01 a.m. on the day immediately following the Closing Date, the Company Employees based outside of the United States listed on Schedule 7.3(b) of this Agreement (the “Company Foreign Employees”), in accordance with the Foreign Employee Transfer Regulations and any other applicable Law. The Sellers, the Company, its Subsidiaries and Buyer will cooperate to provide Buyer with reasonable access to such employees prior to the Closing Date and to provide any required notices and consultation to Company Foreign Employees in accordance with the Foreign Employee Transfer Regulations. Buyer will satisfy applicable Law with respect to the employment of each Company Foreign Employee, including the Foreign Employee Transfer Regulations. The Company and its Subsidiaries, and each Seller, will use commercially reasonable efforts to ensure that each Company Foreign Employee will consent to the transfer of his or her employment relationship to, or accept an offer of employment from, Buyer. Buyer will assume and discharge timely and fully all obligations and liabilities arising under the Foreign Employee Transfer Regulations that become due to any Company Foreign Employee on or after the Closing Date including any obligations and liabilities in connection with any change in the terms and conditions of such Company Foreign Employee’s employment with Buyer from the terms and conditions of such individual’s employment with Company or its Subsidiaries, as applicable, as of the Closing Date.
     7.4 Section 280G Payments. If and to the extent necessary, as soon as reasonably practicable after the execution of this Agreement, the Company shall submit to its shareholders for approval (in a manner satisfactory to Buyer), by such number of Company shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Buyer evidence satisfactory to Buyer that (a) a Company shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company shareholder vote, or (b) that the Company shareholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company shareholder vote.
     7.5 Regulatory Filings; Reasonable Efforts.
          (a) As promptly as practicable, each of Buyer, the Company and the Sellers shall, as applicable, make (or cause to be made) all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including (i) notification and report forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, and (ii) any other filings necessary to satisfy Section 8.1(d). Each of the Parties hereto will cause all documents that it is responsible for filing with any Governmental Entity pursuant to this Section 7.5(a) to comply in all material respects with all applicable Laws and will promptly supply the other with any information that may reasonably be required in order to effectuate any such filings or any amendment or supplement thereto.
          (b) Each of Buyer, the Company and the Sellers shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its or his reasonable best efforts to accomplish the following: (i) the taking of all acts reasonably necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Entity, (iii) the obtaining of necessary Consents from third parties, and (iv) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, (a) neither Parent nor any of its Subsidiaries shall be required to agree to any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates (other than with respect to assets or properties that are immaterial to Parent and its businesses, which shall not include any product sold by Parent or any of its Subsidiaries or any component product thereof), (b) neither Parent nor the Company shall be required to agree to the imposition of any material limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company or its Subsidiaries, or (c) neither Parent nor the Company, nor any of their respective Subsidiaries shall be required to take any action that would materially and adversely affect the benefits expected to be derived by Parent from the Share Purchase.
          (c) Each of Buyer, the Company and the Sellers will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law, (iii) any Action pending or, to its knowledge, Threatened against such party hereto that challenges the transactions contemplated by this Agreement and (iv) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
     7.6 Notification of Certain Matters. The Company, the Sellers, or Buyer, as the case may be, shall promptly (but in any event within two (2) Business Days), upon becoming aware, give notice to the other parties of: (a) the occurrence of any event that causes any representation or warranty of the Company, the Sellers or Buyer, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (b) any failure of the Company, the Sellers or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company, the Sellers or Buyer pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     7.7 Consents. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Share Purchase or for any such Contracts to remain in full force and effect, provided that the Company and its Subsidiaries shall not be obligated to agree to any adverse modification or amendment to any such Contract, to offer or grant any other adverse accommodation (financial or otherwise), to commence any litigation or arbitration proceeding or to make any payments (other than the incurrence of reasonable expenses in connection therewith) in order to obtain any such consents, waivers and approvals. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. The Company shall cause to be sent or given all notices to be required to be sent or given to any parties to any Contract as are required thereunder in connection with the Share Purchase.
     7.8 Further Assurances. At any time or from time to time after the Closing, at Buyer’s request, at no cost to Buyer and without further consideration, the Company and each of the Sellers shall execute and deliver (or cause to be executed and delivered) to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Shares and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause the Company and each of the Sellers to fulfill their respective obligations under this Agreement.
     7.9 New Employee Benefits. As of the Effective Time, Buyer shall provide the Company Employees who are employed by Buyer or its Subsidiaries (including the Company and its Subsidiaries) after the Effective Time (the “Continuing Employees”) with substantially the same benefits in the aggregate as those provided to similarly situated employees of Buyer. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Buyer employee benefit plan (other than a defined benefit plan or sabbatical arrangement) and to the extent permitted by applicable law, Buyer shall provide that the Continuing Employees shall receive service credit under each Buyer employee benefit plan (other than a defined benefit plan or sabbatical arrangement) for their period of service with the Company and its Subsidiaries and predecessors prior to the Closing, except where doing so would cause a duplication of benefits. Nothing in this Agreement, including this Section 7.9, express or implied, is intended to confer upon any current or former Company Employee any rights or remedies by reason of this Agreement.
     7.10 Tax Matters. Buyer shall bear, and to the extent permitted by Law, shall pay, any and all VAT sales, use, transfer (including real property transfer), documentary, stamp, stamp duty, goods and services, excise, recording and similar Taxes (including any penalties and interest) incurred in connection with the Share Purchase and the transactions contemplated by this Agreement, as well as any notarial or other similar fees incurred by the Sellers or Buyer in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”).
     7.11 Waiver of Certain Rights. Each Seller hereby waives any first refusal or similar rights, to the extent such Seller is entitled to such rights (including, for the avoidance of doubt, any rights that a holder of Company Preference Shares has to cause the Company to redeem such shares), in respect of the transfer of the Shares to Buyer and the transactions contemplated hereunder.
     7.12 Release of Claims. Each Seller, effective upon the Closing, on behalf of such Seller and each of such Seller’s successors and assigns (collectively, the “Releasor Parties”) and in such Seller’s capacity as a present or former shareholder or optionholder of the Company, effective as of the Closing, does hereby unconditionally, irrevocably and absolutely release and forever discharge the Company and each of its Subsidiaries and their respective predecessors, successors, joint ventures, assigns, past and present members, shareholders, directors, managers, officers, employees, Affiliates and Representatives, in their capacities as such (collectively the “Released Parties”), from any and all loss, liability, obligations, claims, costs, demands, actions, causes of action, suits, debts, accounts, covenants, Contracts, controversies, damages and judgments of every kind, nature and character (including, without limitation, claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses), in each case arising from Releasor Party’s status as a past or present shareholder or optionholder of the Company (including, without limitation, any employment, member or fiduciary duty claims against the Company or its Subsidiaries) in connection with any transaction, affair or occurrence, whether in law, equity or otherwise, whether known or unknown, suspected or unsuspected, that Releasor Party now has, has ever had or at any time could have asserted against any of the Released Parties arising from such matters (collectively, the "Released Claims”). Notwithstanding anything to the contrary contained herein, this Release shall not operate to discharge or release the Released Parties from, and the Released Claims shall in no event include (a) any rights or claims any of the Releasor Parties may have under this Agreement or any of the Ancillary Agreements, or (b) any rights or claims that a Releasor Party may have against any Released Party in any capacity other than as specified in the first sentence of this paragraph (including under any Contract such party may have with any Released Party in such other capacity, any claims in such party’s capacity as an employee of the Company or any of its Subsidiaries and any rights to indemnification as a director or officer of the Company or any of its Subsidiaries). Each such Releasor Party hereby irrevocably agrees, effective as of the Closing Date, to refrain from, directly or indirectly, asserting any claim or demand or commencing (or allowing to be commenced on such Releasor Party’s behalf) any suit, action or proceeding of any kind, in any agency, court or before any tribunal, against any Released Party based upon any Released Claim, it being the intent by such Releasor Party that with the execution by Releasor Party of this Agreement, the Released Parties will be absolutely, unconditionally and forever discharged of and from any and all obligations related in any way to the Released Claims.
     7.13 Confidentiality Obligations.
          (a) The terms and conditions of this Agreement and any other Ancillary Agreements shall be considered confidential information subject to the confidentiality obligations of Buyer and Seller, as set forth in the Mutual Nondisclosure Agreement dated December 1, 2006 between Buyer and the Company (the “Confidentiality Agreement”).
          (b) In addition, each of the Sellers recognize that by reason of such Seller’s ownership of Company Capital Stock prior to the Closing and information provided by Buyer to the Company and the Sellers in connection with the Share Purchase, the Sellers have acquired and will acquire Confidential Information (as defined below), the use or disclosure of which could cause Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Seller covenants and agrees and shall cause its Affiliates to covenant and agree with Buyer that such Seller and its Affiliates will not at any time, except in performance of its obligations to Buyer, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates and Subsidiaries of such Seller) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of Buyer or any of its Affiliates, unless (i) such information becomes generally known to the public through no fault of such Seller or its Affiliates, (ii) the disclosing party is advised in writing by counsel that disclosure is required by applicable Law or the order of any Governmental Entity of competent jurisdiction under color of applicable Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, that prior to disclosing any information pursuant to clause (i),

(ii) or (iii) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent such disclosure.
          (c) The term “Confidential Information” includes information that has not been disclosed to the public or to the trade with respect to Buyer’s or the Company’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of Buyer’s or the Company’s products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Buyer or the Company that may be of value to Buyer or the Company but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Buyer or the Company in confidence.
     7.14 Non-Competition; Non-Solicitation.
          (a) For a period of three (3) years from the Closing Date, none of CBB, Mr. Paul Grootaers or Mr. Gerhard Watzinger (the “Identified Sellers”) nor any of their respective Subsidiaries or Affiliates shall anywhere in the Territories, directly or indirectly, for such Identified Seller or Subsidiary or Affiliate or on behalf of or in conjunction with any other Person, engage, as an officer, director, manager, member, trustee, stockholder, beneficiary, owner, partner, joint venture, investor, employee, independent contractor, agent, consultant, advisor, representative or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing any product or service, that competes directly or indirectly, or is reasonably likely to compete directly or indirectly, with the business of the Company as of the date of this Agreement; provided, however that each Identified Seller or its Subsidiaries may purchase or otherwise acquire up to five percent (5%) (in the aggregate) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) engaged in the Company’s business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended.
          (b) For a period of two (2) years from the Closing Date, none of the Identified Sellers nor Summit Partners III S.a.r.l. nor any of their respective Subsidiaries or Affiliates (excluding any portfolio companies of Summit Partners III S.a.r.l. or any of its affiliated management entities or investment funds) shall, directly or indirectly, for such Identified Seller or Subsidiary or Affiliate or on behalf of or in conjunction with any other Person, employ or solicit, or receive or accept the performance of services by, any Continuing Employee; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to Continuing Employees or (ii) to any Continuing Employee who is terminated by Buyer or any of its Subsidiaries after the Closing Date or terminates his or her employment with Buyer without any solicitation directly or indirectly from the Identified Seller or any of its Subsidiaries or Affiliates.
          (c) The parties agree that the foregoing covenants in this Section 7.14 impose a reasonable restraint on the Identified Sellers in light of the activities and operations of the Company and its Subsidiaries on the date of the execution of this Agreement and the current plans of Buyer and its Affiliates; but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of Buyer and its Affiliates (including the Company after the Closing), throughout the term of this covenant.
          (d) If any provision contained in this Section 7.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.14, but this Section 7.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. The Identified Sellers and their Affiliates acknowledge that Buyer and its Affiliates would be irreparably harmed by any breach of this Section 7.14 and that there would be no adequate remedy at law or in damages to compensate Buyer and its Affiliates for any such breach. The Identified Sellers and their Affiliates agree that Buyer and its Affiliates shall be entitled to injunctive relief requiring specific performance by the Identified Sellers or any of their Affiliates of this Section 7.14, and the Identified Sellers consent and shall cause their respective Affiliates to consent to the entry thereof.
          (e) All of the covenants in this Section 7.14 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Identified Sellers or any of their respective Affiliates against Buyer or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or its Affiliates of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 7.14 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the periods set forth in this Section 7.14 during which the agreements and covenants made in this Section 7.14 shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.14. The covenants contained in this Section 7.14 shall not be affected by any breach of any other provision hereof by any party hereto.

          (f) Each of the parties hereto hereby agrees that the covenants set forth in this Section 7.14 are a material and substantial part of the transactions contemplated by this Agreement and are supported by adequate consideration.
     7.15 Shareholders Agreement. Each of the parties to the Shareholders Agreement agrees that the Shareholders Agreement shall be terminated without any further action as of the Effective Time.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions to Obligations of Buyer and the Sellers. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:
          (a) No Laws or Orders. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement.
          (b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of any of the transactions contemplated by this Agreement.
          (c) No Governmental Actions. There shall be no Action of any kind or character pending or threatened by a Governmental Entity against Buyer, the Sellers or the Company, any of their respective properties or assets, or any of their respective directors or officers (in their capacities as such) that seeks to prohibit the consummation of any of the transactions contemplated by this Agreement.
          (d) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated by this Agreement will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the consummation of the Share Purchase in connection with the transactions contemplated by this Agreement, shall have been obtained.
     8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following additional conditions (any or all of which may be waived, in whole or in part, exclusively by Buyer in its sole and absolute discretion):
          (a) No Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect shall have occurred.

          (b) Employment. Neither the Company nor Gerhard Watzinger shall have taken any action to terminate, revoke or otherwise affirmatively repudiate Mr. Watzinger’s employment agreement with the Company.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representation and Warranties.
          (a) All representations and warranties of the Company and the Sellers set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue (regardless of any investigation made by or on behalf of, or other knowledge of, the Parties to this Agreement) until the Escrow Release Date, provided, however, that (i) any claim against any Party for fraud (and any representation and warranty related thereto) or willful and knowing breach of any of clauses (a) through (v) of Section 6.1 will survive and can be made by an Indemnified Party indefinitely, (ii) the representations and warranties of the Sellers set forth in Article IV shall survive indefinitely, and (iii) the representations and warranties of the Company and the Sellers set forth in Section 3.9 (Tax Matters), except for the matters specifically set forth on Schedule 9.1(a)(iii) (which are subject to indemnification pursuant to Section 9.2(v), which indemnification shall survive the Closing Date until the Escrow Release Date), shall survive the Closing Date until the third (3rd) anniversary thereof (such date, the “Tax Rep Cutoff Date”). The expiration of the representations and warranties provided herein shall not affect the right of any Indemnified Party in respect of any claim made by such Indemnified Party in a written notice that is delivered pursuant to and in compliance with the provisions of this Article IX prior to the applicable expiration date specified above.
          (b) The representations and warranties of Buyer set forth in Article V of this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive indefinitely.
     9.2 Indemnification by Sellers. Subject to the limits set forth in this Article IX, from and after the Closing, the Sellers agree to indemnify, defend and hold harmless Buyer, its Affiliates (including, after the Closing Date, the Company and its Subsidiaries), and their Representatives (the “Indemnified Parties,” and each, an “Indemnified Party”) from and in respect of any and all losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, liabilities, judgments, reasonable expenses of investigation and the reasonable fees and expenses of counsel and other professionals incurred in connection with investigating, defending against or settling any of the foregoing) (collectively, “Losses”; and individually, a “Loss”), that such Indemnified Party may suffer, sustain or become subject to, directly or indirectly, as a result of, in connection with, or relating to, (i) any breach of any representation or warranty of the Company or Seller contained in Article III and Article IV of this Agreement or any certificate delivered pursuant hereto (determined, in each case, without giving effect to any qualification as to materiality, but not for the avoidance of doubt “Company Material Adverse Effect,” set forth therein); (ii) any breach by the Company or any Seller of any pre-Closing covenant, undertaking or other agreement of the Company or any Seller contained in this Agreement; (iii) any Excess Third Party Expenses;

(iv) breach by any Seller of any post-Closing covenant, undertaking or other agreement of any Seller contained in this Agreement; and (v) the matters specifically set forth on Schedule 9.1(a)(iii). Any amount paid to the Indemnified Parties pursuant to this Section 9.2 will be treated as an adjustment to the Purchase Price. The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company or Buyer with respect to any Loss claimed by an Indemnified Party. Nothing in this Agreement shall limit the right of Buyer or any Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
     9.3 Indemnification Limitations.
          (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no indemnification shall be available in respect of Section 9.2(i) unless (A) other than with respect to the Specified Representations and the matters set forth on Schedule 9.1(a)(iii), the aggregate amount (without duplication) of Losses of the Indemnified Parties with respect thereto exceeds $1,000,000 (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to be indemnified only for those Losses in excess of the Basket Amount, and (B) other than with respect to the matters set forth on Schedule 9.1(a)(iii), the Losses relating to any individual claim, or series of related claims that are based primarily on a similar set of operative facts, is greater than $50,000; (ii) the aggregate maximum liability for indemnification pursuant to Section 9.2 including the matters specifically set forth on Schedule 9.1(a)(iii) shall be the Escrow Amount and recourse therefor shall be solely against the Escrow Fund, provided that, the Buyer may recover for any breaches of the representations and warranties of the Company and/or the Sellers set forth in (x) Section 3.9 (Tax Matters) and (y) Article IV ((x) and (y), the “Specified Representations”) in accordance with Section 9.3(a)(iii), (iii) upon and after the Escrow Release Date any indemnification pursuant to Section 9.2(i) for (A) any breaches of the representations and warranties of the Sellers set forth in Article IV or pursuant to Section 9.2(iv) shall be solely against the breaching Seller, severally and not jointly, and no other Seller shall have any liability whatsoever with respect thereto and any such indemnification from any Seller shall be limited in the aggregate to that portion of the Purchase Price actually received by such Seller and (B) any breaches of the representations and warranties set forth in Section 3.9 (Tax Matters), except for the matters specifically set forth on Schedule 9.1(a)(iii), shall be against the Sellers, severally and not jointly, and any such indemnification from any Seller pursuant to this Section 9.3(a)(iii)(B) shall be limited in the aggregate to an amount equal to such Seller’s Pro Rata Portion of the Remaining Escrow Amount, (iv) the amount of any and all Losses under this Article IX shall be determined net of (a) any Tax benefits actually recognized in the year of payment of such Loss or any of the two years thereafter by any party seeking indemnification hereunder by a reduction in cash Taxes payable in such year by such party arising from the deductibility of any such Losses (and if any such Tax benefit is realized after the Indemnified Party collected indemnification amounts hereunder, the amount of such Tax benefits shall be refunded to the Escrow Fund or, after the Escrow Fund has terminated, the Sellers’ Representative on behalf of the Sellers), and (b) any amounts actually recovered under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”), in each case net of collection costs, and (v) in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, (a) punitive, special or exemplary damages (other than any such Losses incurred by an Indemnified Party as a result of any final and non-appealable judgment granted to a third party) and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, or (b) any loss, liability, damage or expense to the extent specifically accrued or reserved for as a liability on the Company Balance Sheet in accordance with IFRS applied on a basis consistent with past practices.
          (b) Nothing in this Article IX or otherwise set forth in this Agreement shall limit or preclude any claim against any Party for fraud or for any willful and knowing breach of any of clauses (a) through (v) of Section 6.1 of this Agreement.
          (c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article IX notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to Closing or waived any condition to the Closing related thereto.
          (d) In the event that an Indemnified Party suffers, sustains or becomes subject to any Loss which is subject to indemnification under Section 9.2(v), as a result of, in connection with or relating to an event or series of events, which, in the reasonable opinion of the Sellers’ Representative, would entitle the Company to make an indemnification claim under the 2005 Share Purchase Agreement, then the Sellers’ Representative shall be entitled to instruct the Company to take (at the expense of the Sellers), all such actions as the Seller may reasonably require to make and/or enforce such claim against the relevant parties to the 2005 Share Purchase Agreement. In the event that the Company recovers any amount pursuant to such claim, then such amount (net of any unpaid expenses of the Company and any Tax consequences to the Company or any of its Affiliates as a result of such recovery or as a result of such recovery being for the account of or paid to the Sellers or returned to the Escrow Account) shall be for the account of the Sellers, provided that, in the event such recovery occurs prior to the Escrow Release Date, than the amount of such recovery shall be returned to the Escrow Account. The Parties agree to cooperate to ensure that any recovery and subsequent payments made pursuant to this Section 9.3(d) shall be made in the most tax efficient manner possible.
     9.4 Escrow; Claim Procedures
          (a) From and after the Closing, the Sellers agree that, subject to the other provisions of this Article IX and the terms and conditions of the Escrow Agreement, the Escrow Amount shall be available to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses in respect of which such Indemnified Parties may be indemnified, defended or held harmless under this Article IX. Sellers’ interests in the Escrow Amount shall be non-transferable.
          (b) In the event that any Indemnified Party has a right to indemnification on or prior to the Escrow Release Date pursuant to Section 9.2, Buyer may send a written notice to the

Sellers’ Representative on or prior to the Escrow Release Date stating that an Indemnified Party has a right to receive payment and specifying in reasonable detail the basis for its claim, as well as the Losses relating thereto (which, if not determinable at such time, may be a reasonable good faith estimate thereof) (a “Payment Notice”). The failure to so notify the Sellers’ Representative shall not relieve the Sellers of any liability, except to the extent the Indemnifying Parties are economically prejudiced or otherwise prejudiced, in any material respect, thereby or the extent such Payment Notice is not delivered prior to the Escrow Release Date. Unless the Sellers’ Representative delivers a written notice to Buyer within twenty (20) Business Days after receipt of the Payment Notice specifying in reasonable detail any objections to the Payment Notice, the Sellers’ Representative and Buyer shall deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to deliver to Buyer the amount designated in such Payment Notice subject to the terms of this Agreement and the Escrow Agreement. If the Sellers’ Representative notifies Buyer of such an objection to the Payment Notice, (i) the Sellers’ Representative and Buyer shall deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to deliver to Buyer, subject to the terms and conditions of this Agreement and the terms and conditions of the Escrow Agreement, the amount designated in such Payment Notice that is not subject to dispute, if any, and (ii) the parties shall in good faith attempt for ten (10) days to resolve their differences with respect to the amount designated in such Payment Notice that is subject to dispute. If a dispute remains as to any amount designated in such Payment Notice following the expiration of such ten (10) day period, each party shall be entitled to seek any available remedy against the other party in accordance with Section 9.2 and Section 9.3.
          (c) Subject to and in accordance with the terms and conditions of the Escrow Agreement, upon the Escrow Release Date, any remaining portion of the Escrow Fund (such amount, the “Remaining Escrow Amount”) shall promptly be delivered to the Sellers; provided, however, that the Escrow Fund shall not terminate with respect to, and to the extent that, any such amounts (the aggregate of such amounts, the “Holdback Amount”) are reasonably necessary to satisfy any unsatisfied claims specified in any Payment Notice delivered to the Sellers’ Representative on or prior to the Escrow Release Date. As soon as any such claims have been resolved (any such resolved claim, a “Resolved Claim”), the Sellers’ Representative and Buyer shall deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to deliver to each Seller such Seller’s applicable Escrow Distribution (after deducting the amount required to be distributed pursuant to the resolution of such claim to the applicable Indemnified Parties) in accordance with the terms and conditions of this Agreement and the Escrow Agreement. In addition, should the Holdback Amount, or any portion thereof, at any time cease to constitute a Holdback Amount pursuant to the definition thereof, the Sellers’ Representative and Buyer shall deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to pay each Seller such Seller’s applicable Escrow Distribution in accordance with the terms of this Agreement and the Escrow Agreement.
          (d) In the event that any claim, action or proceeding is made, brought or initiated by any third party against an Indemnified Party giving rise to indemnity pursuant to this Article IX, Buyer shall, as promptly as practicable, so notify the Sellers’ Representative in writing, specifying in reasonable detail the basis of the Indemnified Party’s belief that such claim, action or proceeding gives rise to indemnity pursuant to Article IX (the “Third Party Claim Notice”). The failure to so notify the Sellers’ Representative shall not relieve the Sellers of any liability, except to the extent the Indemnifying Parties are economically prejudiced or otherwise prejudiced, in any material respect, thereby or (other than with respect to any such Third Party Claim contemplated by Section 9.3(a)(iii)) to the extent such Third Party Claim Notice is not delivered on or prior to the Escrow Release Date. The Sellers’ Representative shall have the right in its sole discretion, but not the obligation, to assume the defense of any such claim, action or proceeding and to defend, in good faith, any such claim, action or proceeding, and Buyer shall have the right (at its expense), but not the obligation, to participate in (but not control), the defense of any such third-party claim, action or proceeding. If the Sellers’ Representative fails to assume the defense of such third party claim in accordance with this Section 9.4(d) within thirty (30) days after receipt of notice of such claim pursuant hereto, Buyer shall (upon delivering notice to such effect to the Sellers’ Representative) have the right to undertake the defense of such third party claim, and the Sellers’ Representative shall be liable for any resulting settlement of such third party claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement. In the event the Sellers’ Representative assumes the defense of the claim pursuant to this Section 9.4(d), the Sellers’ Representative shall keep the Indemnified Party reasonably informed of the progress of any such defense or settlement, and in the event Buyer assumes the defense of the claim pursuant to this Section 9.4(d), Buyer shall keep the Sellers’ Representative reasonably informed of the progress of any such defense or settlement. Buyer shall not settle such third-party claim without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Sellers’ Representative affirmatively abandons the defense of any such third party claim, the Sellers’ Representative’s consent shall not be required for any such settlement. The Sellers’ Representative may not settle or compromise such third-party claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, that notwithstanding the foregoing, Buyer shall be entitled not to consent, in its sole discretion, to any proposed settlement or compromise that (i) does not include a provision whereby the plaintiff or claimant in the matter releases Buyer and its Affiliates from all Liability with respect thereto (which shall be in form and substance satisfactory to Buyer, or (ii) would obligate Buyer or any of its Affiliates to pay or be liable for an amount related thereto in excess of the amount then available for indemnification hereunder. Buyer shall make available to the Sellers’ Representative all records and other materials reasonably required for use in contesting any third-party claim, subject to any privileged or confidential information. Buyer shall use commercially reasonable efforts to cooperate with the Sellers’ Representative in the defense of all such claims. Any expenditures by the Sellers’ Representative in defense of a third party claim subject to this Section 9.4(d) shall constitute Sellers’ Representative Expenses.
     9.5 Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, and other than actions for specific performance or similar injunctive relief or actions against a Party committing for fraud or any willful and knowing breach of any of clauses (a) through (v) of Section 6.1 of this Agreement, its and the other Indemnified Parties’ sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX and, other than with respect to indemnification pursuant to Section 9.2(i) with respect to the Specified Representations and indemnification pursuant to Section 9.2(iv), shall be limited to the Escrow Amount and recourse therefor shall be solely against the Escrow Fund.
     9.6 Sellers’ Representative.
          (a) The Sellers, by executing this Agreement, irrevocably appoint Summit Partners III, S.a.r.l. as the “Sellers’ Representative,” their agent and attorney-in-fact to act on behalf of each of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby and the Escrow Agreement, which shall include the power and authority:
               (i) for the purposes of Article IX, to give and receive notices and communications, to authorize delivery to any Indemnified Party of cash from the Escrow Amount in satisfaction of claims by an Indemnified Party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall inform the Sellers within three (3) Business Days of any action taken by it hereunder;
               (ii) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Sellers’ Representative, in its sole discretion, determines to be desirable;
               (iii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable;
               (iv) to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of all Sellers arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and any other document contemplated hereby, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the Sellers;
               (v) to refrain from enforcing any right of the Sellers or any of them and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any document contemplated hereby; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative;

               (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other documents contemplated hereby; and
               (vii) to direct payment from the Closing Cash Payment to pay any fees or expenses incurred or agreed to be incurred by a Seller in connection with the negotiation and effectuation of this Agreement, such amounts to be borne by each Seller in proportion to its pro rata share of the Aggregate Participation Consideration, provided, that, each Seller must make the Seller’s Representative aware of such fees or expenses by the Closing Date, and, provided, further, that any fees and expenses that the Seller’s Representative is not made aware of by the Closing Date shall be for the account of the Seller that incurred them.
          (b) The Sellers’ Representative may resign upon written notice to Buyer and the holders of a majority interest of the Escrow Amount shall appoint a successor. The successor shall be entitled to all the rights, powers, immunities and privileges as was his, her or its predecessor, without the need of any further act or writing. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for his, her or its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.
          (c) The Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Sellers’ Representative may engage attorneys, accountants and other professionals and experts. The Sellers’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Sellers’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Sellers’ Representative will serve without compensation but will, except as otherwise provided herein, be reimbursed by each Seller, severally and not jointly in accordance with such Seller’s Pro Rata Portion, for any reasonable out-of-pocket expenses incurred or anticipated to be incurred in good faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative (“Sellers’ Representative Expenses”). Following the resolution of all pending claims related to the Sellers’ Representative’s duties hereunder, the Sellers’ Representative shall have the right to recover Sellers’ Representative Expenses from the any remaining funds in the Escrow Fund to be distributed to the Sellers prior to any distribution to the Sellers, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Sellers’ Representative Expenses actually incurred. The Sellers shall indemnify, severally but not jointly, up to an amount proportional to such Seller’s Pro Rata Portion, the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred on the part of the Sellers’ Representative (so long as the Sellers’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative; provided, however, that the Sellers’ Representative shall first seek recovery for any such loss, liability or expense from the Escrow Fund, and only thereafter in accordance with the terms of this Agreement.
          (d) A decision, act, consent or instruction of the Sellers’ Representative with respect to the matters for which the Sellers’ Representative is authorized pursuant to this Section 9.6 shall constitute a decision of all of the Sellers and shall be final, legally binding and conclusive. Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement and the Escrow Agreement. With respect to matters regarding the Escrow Amount, the Indemnified Parties may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller. The Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
          (e) Buyer, on behalf of all Indemnified Parties, hereby agrees that any notice, right, or obligation required to be delivered to, performed by, or asserted by the Sellers regarding the Escrow Amount shall be delivered to, performed by or asserted by the Sellers’ Representative.
          (f) The grant of authority provided for herein to the Sellers’ Representatives (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Share Purchase, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Agreement or under the Escrow Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such holder.
          (g) The Sellers’ Representative may at any time resign by giving written notice of its resignation to Buyer and the Sellers specifying the date on which its resignation shall become effective; provided, that such date shall be at least thirty (30) days after the receipt of such notice, unless Buyer and the Sellers agree to accept shorter notice. Prior to resignation, the Sellers’ Representative shall appoint a replacement Sellers’ Representative. Such appointment shall be evidenced by a written instrument from such replacement Sellers’ Representative accepting such appointment, a copy of which shall be delivered to Buyer and notice of which such appointment shall be given to the Sellers. Notwithstanding the date of effectiveness specified in such written notice of resignation, the resignation shall become effective only upon the acceptance of appointment by the successor Sellers’ Representative.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated prior to the Closing upon written notice to the other referenced Parties as follows:

          (a) by the mutual written consent of Buyer, the Sellers and the Company;
          (b) by either Buyer, on the one hand, or the Sellers (acting as a group), on the other hand, if the Closing shall not have occurred by the date that is sixty (60) days from the date which is the earlier of (i) the filing of the joint notification and application for the clearance of the Share Purchase with the German competition authorities and (ii) October 15, 2007; provided, however, that the right to terminate this Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted in, the failure of the Closing to occur prior to such date;
          (c) by either Buyer or the Sellers (acting as a group) if a Governmental Entity shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which order, decree, ruling or other action is final and nonappealable;
          (d) by Buyer, if from the date of this Agreement there shall have occurred any Company Material Adverse Effect; and
          (e) by Buyer, if there has been a breach of the representations and warranties contained in Section 4.1 or Section 4.4 that would prevent any Seller from being able to consummate the Share Purchase.
     10.2 Effect of Termination. In the event of termination of this Agreement as permitted by Section 10.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Sections 7.2, 7.13, this Section 10.2, Article XI and Article XII. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such party of the terms and provisions of this Agreement prior to any such termination or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE XI
GUARANTEES
     11.1 Liability for Payment of Purchase Price. Parent, as primary obligor, hereby absolutely, unconditionally and irrevocably guarantees to each of the Sellers the performance of any and all obligations of Buyer pursuant to this Agreement (the “Buyer Obligations”), including, but not limited to, the delivery of the Closing Cash Payment (the “Parent Guarantee”).
     11.2 Nature of Guarantee. The Sellers shall not be obligated to file any claim relating to Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Sellers to so file shall not affect Parent’s obligations hereunder. In the event that any payment to the Sellers in respect of Buyer Obligations is rescinded or must otherwise be returned to the payor for any reason whatsoever, Parent shall remain liable hereunder with respect to Buyer Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility. Upon the failure of Buyer to fulfill Buyer

Obligations in accordance with this Agreement, Parent shall, on demand and without presentment, protest, any notice whatsoever, all such notices being hereby waived, perform or pay such Buyer Obligations, and it shall not be necessary for the Sellers, in order to enforce such payment or performance by Parent, first to institute suit or pursue or exhaust any rights or remedies against Buyer, or to resort to any other means of obtaining payment or performance of Buyer Obligations. Time shall be of the essence in this Parent Guarantee with respect to all of Parent’s obligations hereunder.
     11.3 Parent Representations and Warranties. Parent represents and warrants as of the date hereof and as of the Closing Date that it has all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to fulfill its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no further action is required on the part of Parent or its stockholders to authorize the Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and this Agreement constitutes legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the rights of creditors and the effect or availability of rules of Law governing specific performance, injunctive relief or other equitable remedies.
     11.4 Unconditional Guaranty. Mr. Paul Gootaers, as primary obligor, hereby absolutely, unconditionally and irrevocably guarantees to Buyer the performance of any and all obligations of CBB pursuant to this Agreement (the “CBB Obligations”), including but not limited to the indemnification and other obligations contained in Article IX hereto (the “Grootaers Guarantee”).
     11.5 Nature of Guarantee. Buyer shall not be obligated to file any claim relating to CBB Obligations in the event that CBB becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect Mr. Grootaers’s obligations hereunder. In the event that any payment to Buyer in respect of the CBB Obligations is rescinded or must otherwise be returned to the payor for any reason whatsoever, Mr. Grootaers shall remain liable hereunder with respect to the CBB Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility. Upon the failure of CBB to fulfill the CBB Obligations in accordance with this Agreement, Mr. Grootaers shall, on demand and without presentment, protest, any notice whatsoever, all such notices being hereby waived, perform or pay such CBB Obligations, and it shall not be necessary for Buyer, in order to enforce such payment or performance by Mr. Grootaers, first to institute suit or pursue or exhaust any rights or remedies against CBB, or to resort to any other means of obtaining payment or performance of the CBB Obligations. Time shall be of the essence for this Grootaers Guarantee with respect to all of Mr. Grootaers’s obligations hereunder.
     11.6 Mr. Paul Grootaers’s Representations and Warranties. Mr. Paul Grootaers represents and warrants as of the date hereof and as of the Closing Date that he has full power and authority, including any spousal consent required by applicable Law, and legal capacity to execute this Agreement and, subject to the conditions hereunder, to perform his obligations hereunder. This Agreement has been duly executed and delivered by Mr. Grootaers and this Agreement constitutes legal, valid and binding obligations of Mr. Grootaers enforceable against Mr. Grootaers in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the rights of creditors and the effect or availability of rules of Law governing specific performance, injunctive relief or other equitable remedies.
ARTICLE XII
GENERAL
     12.1 Amendment. This Agreement may only be amended by the Parties hereto by execution of an instrument in writing validly executed by (i) Buyer, (ii) Sellers holding a majority of the total Company Ordinary Shares outstanding as of the date hereof, provided that, if any such amendment would adversely and uniquely affect any Seller or holder of Company Options, the consent of such Seller or holder of Company Options shall also be required, and (iii) the Company. Any such amendment of this Agreement effectuated in accordance with this Section 12.1 shall be binding on each Seller and all Sellers shall be deemed to have agreed to it.
     12.2 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the Ancillary Agreements will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any Ancillary Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any Ancillary Agreements. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     12.3 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:
     If to Parent or Buyer: McAfee, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
Attention: Mark Cochran, Executive Vice President and General Counsel
Facsimile: (408) 346-3314

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert G. Day
 Lawrence M. Chu
Facsimile: (650) 493-6811
and
NautaDutilh N.V.
P.O. Box 1110
3000 BC Rotterdam, The Netherlands
Facsimile: +31 10 22 40 005
Attention: Gijs Rooijens
 Martin Grablowski
     If to the Sellers’ Representative:
Summit Partners Limited
Berkeley Square House
8th Floor
Berkeley Square
London W1J 6DB United Kingdom
Attention: Scott Collins
 Sotiris T.F.Lyritzis
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
30 St Mary Axe
London, EC3A 8AF United Kingdom
Facsimile: +44 20 7469 2001
Attention: James L. Learner
     If to the Sellers (as applicable):
Summit Partners III S.a.r.l.
c/o Summit Partners Limited
Berkeley Square House
8th Floor

Berkeley Square
London W1J 6DB United Kingdom
Attention: Scott Collins
 Sotiris T.F.Lyritzis
and
Mr. Gerhard Watzinger
2821 Tarflower Way
Naples, FL, 34105, United States of America
Facsimile: +1 239 430 1916
and
Control Break Beheer B.V.
Portengen 27
3628 EB Kockengen, The Netherlands
Facsimile: +31 (0) 346 242 410
in each case, with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
30 St Mary Axe
London, EC3A 8AF United Kingdom
Facsimile: +44 20 7469 2001
Attention: James L. Learner
     If to the Company:
Safeboot Holding B.V.
Edisonbaan 15
3439 MN Nieuwrgien, The Netherlands
Facsimile: +31 (0) 30 634 88 99
Attention: Gerhard Watzinger
  Piet Weijers
with a copy (which shall not constitute notice) to:
AKD Prinson vsn Wijmen N.V.
Admiraliteitskade 50
3063 ED Rotterdam, The Netherlands
Facsimile: +31 (0) 88 253 55 73
Attention: Natalie van Woerkum

     If to the Stichting:
Stichting Administratiekantoor SafeBoot
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands
Facsimile: +31 (0) 20 521 48 88
Attention: Jaap Veerman
     If to Mr. Paul Grootaers:
Mr. Paul Grootaers
c/o Control Break Beheer B.V.
Portengen 27
3628 EB Kockengen, The Netherlands
Facsimile: +31 (0) 346 242 410
     12.4 No Third Party Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Ancillary Agreements, and the documents and instruments and other agreements among the Parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in Article IX hereto with respect to any Indemnified Parties, which shall be deemed as third-party beneficiaries of the Sellers’ indemnification obligations hereunder.
     12.5 Entire Agreement. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Ancillary Agreements, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof.
     12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     12.7 Consent to Jurisdiction. Each of the Parties hereto unconditionally and irrevocably (a) consents to submit itself to the jurisdiction of any federal or state court located in the State of Delaware (“Delaware Court”) in the event of any dispute arising out of or relating to this Agreement or the Share Purchase and the transactions contemplated hereby, or the breach, termination or validity thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court and irrevocably waives any objections which it may have now or in the future to the jurisdiction of any Delaware Court including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum and (c) agrees that it will not bring any action relating to this Agreement or the Share Purchase and the transactions contemplated hereby in any court other than a Delaware Court, except for an action to enforce an order or judgment of a Delaware Court.

     12.8 Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Ancillary Agreements, and the documents and instruments and other agreements among the Parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates, provided, that Buyer remains ultimately liable for all of Buyer’s obligations hereunder.
     12.9 Counterparts. This Agreement may be signed by the Parties in counterparts and the signature pages combined shall create a document binding on all Parties.
     12.10 Severability. If any provision of the Agreement is held to be invalid or unenforceable at Law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the Parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.
     12.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.
     12.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     12.13 No Additional Representations. Buyer acknowledges and agrees that none of the Sellers or the Company nor any of their Affiliates or representatives, nor any other Person acting on behalf of the Sellers or the Company or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Company or its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule or any certificate or instrument delivered pursuant hereto.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

MCAFEE EUROPEAN HOLDINGS LIMITED

By:

Name:

Title:

MCAFEE, INC.
(solely for purposes of Article XI (and the
provisions of Article XII relating to the
foregoing))

By:

Name:

Title:

SAFEBOOT HOLDING B.V.

By:

Name:

Title:

STICHTING ADMINISTRATIEKANTOOR SAFEBOOT

By:

Name:

Title:

SUMMIT PARTNERS III S.Á.R.L (in its capacity as
a Seller and as the Sellers’ Representative)

By:

Name:

Title:

CONTROL BREAK BEHEER B.V.
By:

Name:

Title:

PAUL GROOTAERS (solely for the purposes of
Section 7.14, Section 7.15, Article XI and the
provisions of Article XII relating thereto)

GERHARD WATZINGER